UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Infinity Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1100 Massachusetts Avenue Floor 4 Cambridge, MA 02138 Tel: (617) 453-1000 Fax: (617) 453-1001 www.infi.com
April 26, 2021
Dear Stockholder:
You are cordially invited to attend our 2021 Virtual Annual Meeting of Stockholders to be held virtually at 8:30 a.m. Eastern Time on Thursday, June 10, 2021. Due to the ongoing public health impact of the COVID-19 pandemic and governmental restrictions limiting the number of people who may gather together, and to support the health and well-being of our stockholders, employees and communities, the Annual Meeting will be held online in a virtual meeting format, via live webcast. Instructions related to virtually attending the Annual Meeting can be found in the accompanying materials.
The Notice of 2021 Virtual Annual Meeting and Proxy Statement that accompany this letter provides instructions regarding how to virtually attend the Annual Meeting and describe the items to be voted on at the Annual Meeting. We hope you will be able to virtually attend and participate in the meeting. Whether or not you plan to attend virtually, please review the accompanying materials carefully and take the time to cast your vote – it is important that your shares be represented and voted at the Annual Meeting.
On behalf of your board of directors and our community of citizen-owners, we would like to thank you for your continued support of, and interest in, Infinity.
Yours sincerely,

Adelene Q. Perkins
Chair of the Board and Chief Executive Officer

INFINITY PHARMACEUTICALS, INC.

NOTICE OF 2021 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

Location of Virtual Annual Meeting: www.virtualshareholdermeeting.com/INFI2021

Date of Virtual Annual Meeting: June 10, 2021
To Our Stockholders:
We invite you to our 2021 Virtual Annual Meeting of Stockholders on Thursday, June 10, 2021 at 8:30 a.m., Eastern Time (which we refer to as the “Annual Meeting”). Due to the ongoing public health impact of the COVID-19 pandemic and governmental restrictions limiting the number of people who may gather together, and to support the health and well-being of our stockholders, employees and communities, the Annual Meeting will be held exclusively over the Internet in a virtual meeting format, via live webcast. Stockholders of record at the close of business on April 19, 2021 are entitled to notice of the Annual Meeting and are able to virtually attend and vote at the Annual Meeting, regardless of location, by navigating online to www.virtualshareholdermeeting.com/INFI2021 and entering the 16-digit control number found on your notice, proxy card or voting instruction form that accompanied your proxy materials. Our stock transfer books will remain open for the purchase and sale of our common stock. You will not be able to attend the Annual Meeting in person.
At the meeting, stockholders will consider and vote upon the following matters:
1.	the election of six directors to serve for a one-year term expiring at the 2022 annual meeting of stockholders;
2.	an advisory vote on the approval of the compensation of our named executive officers;
3.	the amendment of our 2013 Employee Stock Purchase Plan to reserve an additional 550,000 shares for future issuance thereunder;
4.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
5.	the transaction of such other business as may properly come before the meeting or any adjournment thereof.
If you are a stockholder of record, you may submit your proxy (1) over the Internet at www.proxyvote.com, (2) by telephone at 1-800-690-6903, or (3) by mail, or you may vote at the virtual meeting. For specific instructions, please refer to the second page of the accompanying proxy statement and the instructions on the proxy card relating to the Annual Meeting. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EDT on June 9, 2021.
If you are a stockholder whose shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide you a vote instruction form, which you may use to direct how your shares will be voted. You must instruct your broker how to vote with respect to the election of directors (Proposal 1), the advisory vote on the compensation of our named executive officers (Proposal 2), and the amendment to our 2013 Employee Stock Purchase Plan (Proposal 3) because your broker cannot exercise its discretion to vote on these proposals on your behalf. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.
We hope that you will virtually attend the Annual Meeting. Whether or not you plan to virtually attend, we urge you to vote your shares over the Internet or by telephone, or to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation is appreciated. Stockholders who attend the virtual meeting may vote their stock personally, even if they have previously submitted their proxies.
By Order of the Board of Directors,

Seth A. Tasker
Senior Vice President, Chief Business Officer, and Secretary
Cambridge, Massachusetts
April 26, 2021

INFINITY PHARMACEUTICALS, INC.

PROXY STATEMENT FOR 2021 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

Location of Virtual Annual Meeting: www.virtualshareholdermeeting.com/INFI2021

Date of Virtual Annual Meeting: June 10, 2021
This proxy statement contains information about our 2021 Virtual Annual Meeting of Stockholders, which will be held on Thursday, June 10, 2021, beginning at 8:30 a.m. Eastern Time, and which we refer to as the “Annual Meeting.” Due to the ongoing public health impact of the COVID-19 pandemic and governmental restrictions limiting the number of people who may gather together, and to support the health and well-being of our stockholders, employees and communities, the Annual Meeting will be held exclusively over the internet in a virtual meeting format, via live webcast. Stockholders of record at the close of business on April 19, 2021 are entitled to notice of the virtual meeting and are able to virtually attend and vote at the virtual meeting. To virtually attend, vote at, and ask questions during the Annual Meeting, navigate to www.virtualshareholdermeeting.com/INFI2021 and log in to the virtual meeting platform by entering the 16-digit control number found on your notice, proxy card or voting instruction form that accompanied your proxy materials. Using the 16-digit control number, you may log-in to the virtual meeting platform starting at 8:15 a.m. Eastern Time on June 10, 2021, with the meeting to begin promptly at 8:30 a.m. Eastern Time.
A phone number for technical assistance can be found on www.virtualshareholdermeeting.com/INFI2021, our virtual meeting registration page, and will be available from 8:15 a.m. Easter Time on June 10, 2021 until the conclusion of the Annual Meeting. You may obtain further instructions related to logging in to and attending the virtual Annual Meeting by contacting the our investor relations department at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1198; e-mail: irpr_info@infi.com.
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the virtual Annual Meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendations of our board of directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary, Seth A. Tasker, written notice to that effect. He may be contacted at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1312; e-mail: seth.tasker@infi.com.
These proxy materials, together with our annual report to stockholders for our 2020 fiscal year, will first be mailed to stockholders on or about April 26, 2021.

Important Notice Regarding the Availability of Proxy Materials for
the Virtual Annual Meeting of Stockholders to be Held on June 10, 2021 at 8:30 AM at
www.virtualshareholdermeeting.com/INFI2021
This proxy statement and our annual report to stockholders for the 2020 fiscal year are available for viewing, printing and downloading at www.infi.com/proxy.

INFORMATION ABOUT THE VIRTUAL ANNUAL MEETING AND VOTING
Q.	What is the purpose of the virtual Annual Meeting?	A.	At the virtual Annual Meeting, stockholders will consider and vote on the following matters:

			1.	the election of six directors to serve for a one-year term expiring at the 2022 annual meeting of stockholders;
			2.	an advisory vote on the approval of the compensation of our named executive officers;
			3.	approval of the amendment of our 2013 Employee Stock Purchase Plan to reserve an additional 550,000 shares for future issuance thereunder;
			4.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
			5.	the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Q.	Who can vote?	A.	To be able to vote, you must have been a stockholder of record at the close of business on April 19, 2021. This date is the record date for the virtual Annual Meeting.

Stockholders of record at the close of business on April 19, 2021 are entitled to vote on each proposal at the virtual Annual Meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 88,647,241 shares of our common stock. The list of our stockholders of record will be available, via link, during the Annual Meeting. In addition, we will make available a list of stockholders of record as of the record date for inspection by stockholders for any purpose germane to the Annual Meeting during the ten days preceding the Annual Meeting. To access the stockholder list during this time, please send your request, and proof of ownership, by email to irpr_info@infi.com.

Q.	How do I virtually attend, vote at, and ask questions during the Annual Meeting?	A.
To participate in the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/INFI2021 and enter the 16-digit control number found on your notice, proxy card or voting instruction form that accompanied your proxy materials. You may log into the meeting platform beginning at 8:15 a.m. Eastern Time (“ET”) on June 10, 2021. The meeting will begin promptly at 8:30 a.m. ET on June 10, 2021. Once you have logged into the Annual Meeting, you may vote in accordance with the instructions provided. You may also enter questions into the “Submit a Question” field and click “Submit.” Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters are not pertinent to meeting matters and therefore will not be answered.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical assistance number available on www.virtualshareholdermeeting.com/INFI2021. Technical support will be available starting at 8:15 a.m. ET the day of the meeting and will remain available until the conclusion of the Annual Meeting.

Q.	How many votes do I have?	A.	Each share of our common stock that you owned on the record date entitles you to one vote on each of the six director-nominees and one vote on each other matter voted on at the Annual Meeting.

Q.	Is my vote important?	A.
Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

Q.	How do I vote?	A.	If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

1.
You may vote over the Internet. If you have Internet access, you may vote your shares at www.proxyvote.com by following the instructions on that site or on the “Vote by Internet” instructions on the enclosed proxy card.

			2.	You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided or following the “Vote by Phone” instructions on the enclosed proxy card.
3.
You may vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it from the United States. The shares you own will be voted according to your completed proxy card. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors.

4.
You may vote online during the virtual Annual Meeting. If you virtually attend the Annual Meeting, you may vote electronically over the Internet in accordance with the instructions provided to you at the Annual Meeting. For more information, see the question “How do I virtually attend, vote at, and ask questions during the Annual Meeting?”

Our board of directors recommends that you vote “FOR” each of the nominees for director and “FOR” Proposals 2, 3, and 4.

Q.	Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?	A.	Yes. You can change your vote and revoke your proxy at any time before the polls close at the virtual meeting. To do so you must do one of the following:

			1.	Sign another proxy card with a later date;
			2.	Give our corporate secretary written notice before or at the virtual meeting that you want to revoke your proxy; or
			3.	Vote online during the virtual meeting.

Your virtual attendance at the virtual Annual Meeting alone will not change your vote or revoke your proxy.

Q.	Can I vote if my shares are held by a bank or brokerage firm in “street name”?	A.
If the shares you own are held in the name of a bank or brokerage firm, also known as “street name,” that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank or brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is such a “discretionary” item. However, your bank or brokerage firm will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the amendment to our 2013 Employee Stock Purchase Plan (Proposal 3) are such “non-discretionary” items. If you do not instruct your bank or brokerage firm how to vote with respect to these “non-discretionary” items, your bank or brokerage firm will not vote with respect to those proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, and you wish to virtually attend and vote at the Annual Meeting, you must navigate to www.virtualshareholdermeeting.com/INFI2021 and log in to the virtual meeting platform by entering the 16-digit control number found on your notice, proxy card or voting instruction form that accompanied your proxy materials. If you do not have your 16-digit control number, you must obtain one from your broker. For more information, see the question “How do I virtually attend, vote at, and ask questions during the Annual Meeting?”

Q.	How do I vote my 401(k) shares?	A.
If you participate in the Infinity Pharmaceuticals Stock Fund through the Company’s 401(k) Plan and Trust, or 401(k) Plan, your proxy will also serve as a voting instruction for Principal Trust Company, or Principal, which serves as trustee of the 401(k) Plan, with respect to shares of our common stock held in your 401(k) Plan account, or 401(k) Plan shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. Broadridge will notify Principal of the manner in which you have directed your 401(k) Plan shares to be voted. Principal will vote your 401(k) Plan shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. Eastern Time on June 7, 2021, Principal will vote your 401(k) plan shares in the same proportion as those 401(k) shares for which Principal has received proper direction for such matter.

Q.	What constitutes a quorum?	A.
In order for business to be conducted at the meeting, a quorum must be present online during the Annual Meeting or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 19, 2021, the record date, or at least 44,323,621 shares.

Shares of common stock represented online during the Annual Meeting or by proxy (including broker non-votes and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q.	What vote is required for each item, and how will votes be counted?	A.
Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted by mail, over the Internet or by telephone, or on a ballot voted in person (virtually) at the Annual Meeting.

Proposal 1: Election of directors. Under our bylaws, a nominee will be elected to our board of directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm will not vote with respect to this proposal. Abstentions and broker non-votes do not count as votes “for” or “against” and therefore have no effect on the outcome of the voting. If an uncontested incumbent director nominee does not receive a majority of votes “for” his or her election, under Delaware law the director would continue to serve on the board of directors as a “holdover director.” However, under the director election provision of our bylaws, any incumbent director who is a holdover director whose successor has not been elected by stockholders would be required to offer to resign from our board of directors. Our board of directors, acting through the Nominating and Corporate Governance Committee, will then decide whether to accept or reject the resignation, or whether other action should be taken. We will publicly disclose our board of directors’ decision and its reasoning with regard to the tendered resignation.

Proposal 2: Advisory Vote on the Compensation of our Named Executive Officers. The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority in voting power of shares present at the Annual Meeting, in person (virtually) or by proxy, and entitled to vote on the proposal. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm will not vote your shares with respect to this proposal. These broker non-votes will have no effect on the outcome of the voting. If you vote to “abstain” on this proposal, your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

Proposal 3: Approval of Amendment to our 2013 Employee Stock Purchase Plan. The affirmative vote of the holders of a majority in voting power of shares present at the Annual Meeting, in person (virtually) or by proxy, and entitled to vote on the proposal, is needed to approve the amendment to the 2013 Employee Stock Purchase Plan to reserve 550,000 additional shares of our common stock for future issuance under the plan. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm will not vote your shares with respect to this proposal. These broker non-votes will have no effect on the outcome of the voting. If you vote to “abstain” on this item, your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

Proposal 4: Ratification of the appointment of our independent registered public accounting firm. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of the holders of a majority in voting power of shares present at the virtual Annual Meeting, in person (virtually) or by proxy, and entitled to vote on the proposal. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not provide instructions, the bank or brokerage firm may vote your shares or leave them unvoted resulting in a broker non-vote. These broker non-votes will have no effect on the outcome of the voting. If you vote to “abstain” from voting, your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

Q.	Who will count the votes?	A.	The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Q.	Will my vote be kept confidential?	A.
Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the board of directors. The inspector of election will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

Q.	How does the board of directors recommend that I vote on the proposals?	A.
Our board of directors recommends that you vote:

FOR the election of each of the six nominees to serve on our board of directors, each for a one-year term;
FOR the approval of the advisory vote on the compensation of our named executive officers;
FOR the approval of the amendment to our 2013 Employee Stock Purchase Plan to reserve an additional 550,000 shares of our common stock for future issuance under that plan; and
FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Q.	Will any other matters be voted on at this meeting?	A.
We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the meeting, the persons named on the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment on those matters. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See the question “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2022 annual meeting?” below.

Q.	Where can I find the voting results?	A.	We expect to report the voting results in a Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, within four business days of the date of our Annual Meeting.

Q.	How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2022 annual meeting?	A.
In accordance with the rules of the SEC, if you are interested in submitting a proposal to be included in the proxy statement for our 2022 annual meeting of stockholders, we must receive your proposal, addressed to Seth A. Tasker, Senior Vice President, Chief Business Officer and Secretary, Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138, no later than December 27, 2021.

In addition, our bylaws require that we be given advance written notice for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. We must receive such proposals not later than the close of business on March 12, 2022, nor earlier than the close of business on February 10, 2022. If the date of our 2022 annual meeting of stockholders is before May 11, 2022 or after August 19, 2022, we must receive such proposals not earlier than the close of business on the 120th day prior to the 2022 annual meeting of stockholders nor later than the 10th day following the date of the first public announcement of such meeting. To submit a proposal, a stockholder must send a notice containing the supporting information set forth in our bylaws to Mr. Tasker at the address provided above.

Q.	Who will bear the costs of soliciting these proxies?	A.
We will bear the costs of solicitation of proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and personal contact, without additional compensation. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse brokers, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Q.	How can I obtain an Annual Report on Form 10-K?	A.
Our annual report on Form 10-K for the fiscal year ended December 31, 2020 is available on our website at www.infi.com, as well as on the SEC's online EDGAR Database. If you would like a copy of our annual report on Form 10-K, including the financial statements, or any of its exhibits, we will send you one without charge. Please contact Jayne Kauffman, Senior Executive Coordinator, at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1198; e-mail: irpr_info@infi.com.

Q.	Whom should I contact if I have any questions?	A.
If you have any questions about the virtual Annual Meeting or your ownership of our common stock, please contact our investor relations department at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1198; e-mail: irpr_info@infi.com.

STOCKHOLDERS SHARING THE SAME ADDRESS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call our investor relations department at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1198; e-mail: irpr_info@infi.com. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table contains information regarding the beneficial ownership of our common stock as of April 1, 2021 by:
•	stockholders we know to beneficially own more than 5% of our outstanding common stock;
•	each of our current directors and nominees for director named in this proxy statement;
•	each of our executive officers named in the Summary Compensation Table included in this proxy statement; and
•	all of our current directors and executive officers as a group.
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Owned	+	Common Stock Underlying Options, Warrants and Other Rights Acquirable Within 60 Days(2)	=	Total Beneficial Ownership (#)	Percentage of Common Stock Beneficially Owned (%)(3)
5% Stockholders
Biotechnology Value Fund, L.P.(4)	8,383,645		—		8,383,645	9.46%
Directors
Adelene Q. Perkins(5)	833,801		3,114,445		3,948,246	4.30%
Samuel Agresta, M.D., M.P.H.	10,593		166,683		177,276	*
David Beier, J.D.	5,714		100,000		105,714	*
Anthony B. Evnin, Ph.D.	165,964		208,500		374,464	*
Richard Gaynor	—		37,500		37,500	*
Norman C. Selby	10,000		303,000		313,000	*
Other Named Executive Officers
Lawrence E. Bloch, M.D., J.D.(6)	772,223		1,762,995		2,535,218	2.80%
Seth A. Tasker, J.D.	118,099		779,060		897,159	1.00%
All directors and executive officers as a group (8 persons)	1,916,394		6,472,183		8,388,577	8.82%
*	Represents holdings of less than 1%.
(1)	Unless otherwise indicated, the address for each person is to the care of Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138.
(2)
The number of shares of our common stock owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on or before May 31, 2021, through the exercise of any stock option, warrant or other right.

(3)
Percentage of beneficial ownership is based on 88,647,241 shares of our common stock outstanding as of April 1, 2021. In addition, shares of common stock subject to options or other rights currently exercisable, or exercisable on or before May 31, 2021, are deemed outstanding and beneficially owned for the purpose of computing the percentage beneficially owned by (i) the individual holding such options, warrants or other rights (but not any other individual) and (ii) the directors and executive officers as a group.

(4)
BVF Partners L.P. (“Partners”), BVF Inc., and Mark N. Lampert, as director and officer of BVF Inc., claim beneficial ownership, shared voting and shared dispositive power of 8,383,645 shares, of which: Biotechnology Value Fund, L.P. (“BVF”), claims beneficial ownership, shared voting and shared dispositive power of 4,448,421 shares, and BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the 4,448,421 shares beneficially owned by BVF; Biotechnology Value Fund II, L.P. (“BVF2”), claims beneficial ownership, shared voting and shared dispositive power of 3,279,831 shares, and BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the 3,279,831 shares beneficially owned by BVF2; Biotechnology Value Trading Fund OS LP (“Trading Fund OS”) and BVF Partners OS Ltd.(“Partners OS”) each claim beneficial ownership, shared voting and shared dispositive power of 534,847 shares; BVF GP Holdings LLC (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 7,728,252 shares beneficially owned in the aggregate by BVF and BVF2. Partners, as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 8,383,645 shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS, and a certain Partners managed account (the “Partners Managed Account”), including 120,546 shares held in the Partners Managed Account. The address of the principal business office of Partners, BVF Inc., Mr. Lampert, BVF, BVF GP, BVF2, BVF2 GP, and BVF GPH is 44 Montgomery St., 40th Floor, San Francisco, California 94104. The address of the principal business office of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands. For information regarding Partners, BVF Inc., Mr. Lampert, BVF, BVF2, Trading Fund OS, and Partners OS, and Partners Managed Account, we have relied on the Schedule 13G filed jointly by Partners, BVF Inc., Mr. Lampert, BVF, BVF2, Trading Fund OS, and Partners OS on February 19, 2021.

(5)	Includes approximately 16,447 shares of common stock held in Ms. Perkins’ 401(k) Plan account.
(6)	Includes approximately 13,833 shares of common stock held in Dr. Bloch’s 401(k) Plan account.
(7)	Includes approximately 11,911 shares of common stock held in Mr. Tasker’s 401(k) Plan account.

PROPOSAL 1—ELECTION OF DIRECTORS
All of our directors stand for election annually. Following the death of long-time board member Dr. Michael Venuti in November 2020, the board of directors has set the number of directors at six. Unless you indicate otherwise on your proxy, the persons named in the accompanying proxy will vote to elect Messrs. Beier and Selby; Drs. Agresta, Evnin, and Gaynor; and Ms. Perkins as directors to serve until our 2022 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a member of our board of directors, and each has indicated his or her willingness to serve if elected. If any nominee should be unable to serve, however, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the board of directors. Assuming all nominees are elected, our board of directors will consist of six members immediately following our 2021 Annual Meeting. In accordance with our bylaws, any vacancy on our board of directors can be filled by the majority vote of the members of our board of directors.
Director Qualifications
The following paragraphs provide information as of the date of this proxy statement about each nominee for director. The information presented includes information each nominee has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our board. Finally, we value their significant experience on other public company boards of directors and board committees.
Information about the number of shares of common stock beneficially owned by each of the nominees for director appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.” There are no family relationships between or among any of our officers, directors or nominees for director.
All registered trademarks used in the biographical information below are the property of their respective owners.
Samuel Agresta, M.D., M.P.H., age 49, has served as a member of our board of directors since October 16, 2019, and previously served as our Senior Vice President, Chief Medical Officer from August 2018 to September 2019. Dr. Agresta has served as Chief Medical Officer at Foghorn Therapeutics, a private pharmaceutical company, since October 2019. Prior to joining Infinity, Dr. Agresta held several positions at Agios Pharmaceuticals, Inc., or Agios, a publicly traded biopharmaceuticals company, from 2011 to July 2018, most recently serving as Vice President and Head of Clinical Development since 2013. In this capacity he oversaw the development and approval of enasidenib and ivosidenib for the treatment of patients with acute myeloid leukemia that harbor isocitrate dehydrogenase mutations. Before joining Agios, Dr. Agresta held positions of responsibility in oncology clinical development at Merrimack Pharmaceuticals and Genentech, Inc., both publicly traded pharmaceuticals companies. Prior to his industry experience, Dr. Agresta served on the oncology faculty at the H. Lee Moffitt Cancer Center and Research Institute where he specialized in adolescent sarcoma care and participated in numerous industry trials. Dr. Agresta received his medical degree, internal medicine training, and served as chief resident at Tulane University School of Medicine in New Orleans. While in medical school, he also received a master’s degree in public health and tropical medicine from Tulane University School of Public Health. He completed his medical oncology fellowship at the University of South Florida and Moffitt Cancer Center and received a master’s degree in clinical investigation from the University of South Florida. We believe Dr. Agresta’s qualifications to serve on our board of directors include his extensive experience in the biopharmaceutical industry and his expertise in the development of biopharmaceutical products.
David Beier, J.D., age 73, has served as a member of our board of directors since April 1, 2018. Mr. Beier has served as a Managing Director of Bay City Capital, a life sciences investment firm, since February 2013. Further, he was on the senior management teams of Amgen Inc. from December 2003 to January 2013, where he most recently held the position of senior vice president, global policy, and Genentech, Inc., a member of the Roche Group, from April 1989 to April 1998, where he most recently held the position of vice president, government affairs. Mr. Beier served in the White House from April 1998 to January 2001 as the Chief Domestic

Policy Advisor to Vice President Al Gore during the Clinton Administration. President Clinton appointed him to an Institute of Medicine panel on the Future of Health and Human Services and as an advisor to the President’s Council of Advisors on Science and Technology. Mr. Beier was also formerly a partner in the international law firm Hogan and Hartson, now Hogan Lovells, from April 2001 to December 2003 and was counsel to the U.S. House of Representatives Committee on the Judiciary from April 1979 to April 1989. Since June 2014, Mr. Beier has served as an appointee of then-Governor Brown on the California State Government Organization and the Economy Commission as a Fellow of the Center for Global Enterprise, a position to which he was first appointed by then-Governor Brown, and has been a committee member of the National Academy of Sciences panel on genome editing since 2015. Mr. Beier has served on the board of directors at University of California, San Francisco, Benioff Children’s Hospitals since 2014; and the California Life Sciences Association, a life sciences advocacy and business leadership organization, since August 2017. He formerly served on the board of directors at Arcus Biosciences, a publicly traded biotechnology company, from January 2018 to May 2020. He received his J.D. from Albany Law School at Union University and his B.A. in history from Colgate University. A globally recognized leader in health care policy, pricing, intellectual property, government affairs, regulatory affairs, health care economics, and product commercialization, we believe that Mr. Beier is qualified to serve on our board of directors.
Anthony B. Evnin, Ph.D., age 80, has served as a member of our board of directors since September 2006 and as a member of the board of directors of Infinity Discovery, Inc., from June 2001 until the time of its merger with our predecessor company in September 2006. From 1975 to March 2021, Dr. Evnin served as a Partner of Venrock, a venture capital firm. Dr. Evnin serves as a member of the board of directors of AVEO Pharmaceuticals, Inc., a publicly traded biopharmaceutical company; of Cantel Medical Corporation, a publicly traded medical equipment company; and of Bridge Medicines LLC and Redpin Therapeutics, Inc., both privately held biopharmaceutical companies. Dr. Evnin is also a Trustee Emeritus of The Rockefeller University, a Trustee Emiratus of The Jackson Laboratory, a Trustee Emeritus of Princeton University, a member of the boards of Overseers and Managers of Memorial Sloan Kettering Cancer Center, a member of the board of directors of the New York Genome Center, and a member of the board of directors of the Albert and Mary Lasker Foundation. Dr. Evnin previously served as a member of the board of directors of Constellation Pharmaceuticals, Inc., and Juno Therapeutics, Inc., both publicly traded biopharmaceuticals companies, until January 2020 and March 2018, respectively. Dr. Evnin received an A.B. in chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology, or MIT. We believe Dr. Evnin’s qualifications to serve on our board of directors include his substantial experience as an investor in, and director of, numerous biopharmaceutical companies as well as his expertise in corporate strategy.
Richard Gaynor, M.D., age 71, has served as a member of our board of directors since March 16, 2020. Dr. Gaynor has served as the President, Chief of Research and Development, BioNTech US, formerly Neon Therapeutics, a public biotechnology company developing novel neoantigen-targeted T cell therapies, since November 2016. Prior to his tenure at Neon Therapeutics, Dr. Gaynor spent 15 years in a series of senior roles at Lilly Oncology, most recently as Senior Vice President Clinical Development and Medical Affairs, where he chaired the Lilly Oncology Research and Development Committee and helped oversee a variety of collaborations, including with Bristol-Myers Squibb, Merck, AstraZeneca and GE. Prior to that role, Dr. Gaynor also led preclinical and early clinical oncology research at Eli Lilly. Dr. Gaynor began his career in academia, spending nine years on the faculty at University of California, Los Angeles School of Medicine, followed by eleven years on the faculty at the University of Texas Southwestern Medical School, including time serving as the chief of hematology-oncology and director of the Simmons Cancer Center. He holds an M.D. from the University of Texas Southwestern Medical School and, following his residency in internal medicine there, he completed fellowship training in hematology-oncology at the University of California, Los Angeles, School of Medicine. He is the author of nearly 150 publications and participates on numerous advisory boards and committees, including the American Association of Cancer Research, the Stand Up To Cancer scientific advisory committee, and the Damon Runyon Cancer Research Foundation. Dr. Gaynor has served on the board of directors of Alkermes plc., a publicly traded pharmaceutical company specializing in neuroscience and oncology, since September 2019. We believe Dr. Gaynor's qualifications to serve on our board of directors include his extensive experience as a senior business executive in the biopharmaceutical industry and as a thought leader in academia.

Adelene Q. Perkins, age 61, has served as a member of our board of directors since January 2010, including as Chair of our board of directors since November 2012, and as our Chief Executive Officer since January 2010. She has also served as our President from January 2010 to January 2017, as our President and Chief Business Officer from October 2008 through December 2009 and as our Executive Vice President and Chief Business Officer between September 2006 and October 2008. Ms. Perkins served as Executive Vice President of Infinity Discovery, Inc., from February 2006 until the merger with our predecessor company in September 2006 and Chief Business Officer of Infinity Discovery, Inc., from June 2002 until September 2006. Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc., a privately held specialty pharmaceutical company, from 2000 to 2002. From 1992 to 1999, Ms. Perkins held various positions at Genetics Institute, most recently serving as Vice President of Emerging Business and General Manager of the DiscoverEase® business unit, and from 1985 to 1992 held a variety of positions at Bain & Company, a strategy consulting firm. Ms. Perkins has served on the board of directors for the Biotechnology Industry Organization since 2012; the Bruker Corporation, a publicly traded manufacturer of analytic instruments, since 2017; Massachusetts General Hospital since 2017; the Massachusetts Biotechnology Council, a not-for-profit organization, since 2014; and Project Hope, a not-for-profit social services company, since 2013. Ms. Perkins served on the board of Padlock Therapeutics, a privately held biotechnology company, from 2015 to 2016 and was treasurer of the Massachusetts Life Sciences Center from 2014 to 2016. Ms. Perkins received a B.S. in chemical engineering from Villanova University and an M.B.A. from Harvard Business School, or HBS. We believe Ms. Perkins’ qualifications to serve on our board of directors include her extensive experience as a senior business executive in the biopharmaceutical industry, including as our President and Chief Executive Officer, and her expertise in corporate strategy and business operations.
Norman C. Selby, age 69, has served as a member of our board of directors since March 2012. Mr. Selby has spent over 35 years in the healthcare industry in various consulting, managerial, investor, and board roles. Currently his primary focus is on Real Endpoints, LLC, a private healthcare information and analytics company he helped to found and where has been a board member since October 2010, and as advisor to two privately held digital health start-ups, Jasper Health, Inc. and Rhino HealthTech. He previously co-founded Paige.AI, an artificial intelligence company focused on computational pathology, where he was a board member from May 2017 to January 2020. Among earlier healthcare roles, Mr. Selby served as the Chief Executive Officer of TransForm Pharmaceuticals from 2001 until 2005 and served as Executive Chairman of Physicians Interactive Holdings from 2008 to 2013. Prior to TransForm Pharmaceuticals, Mr. Selby was an Executive Vice President at Citigroup/Citicorp from 1997 to 2000. Mr. Selby spent the bulk of his career, from 1978 to 1997, at McKinsey & Company where he was Director (Senior Partner) in the firm’s New York office. He held several leadership roles at McKinsey, including head of the firm’s Global Pharmaceuticals and Medical Products Practice. From 1987 to 1989, Mr. Selby took a leave of absence from McKinsey to serve as Chief Operating Officer of the New York Blood Center, the largest community blood organization in the country, where he led its financial and operational turnaround. Mr. Selby has served as a member of the board of directors of Escalier Biosciences, a private biotechnology company, since February 2017. Mr. Selby also previously served as a director of Millenium Pharmaceuticals (MLNM) from 2000 to 2008, as well as several privately held healthcare companies. Mr. Selby serves on the Board of Trustees of the Central Park Conservancy and the Memorial Sloan Kettering Cancer Center, and is a member of the Council on Foreign Relations and the advisory board of HBS’s Healthcare Initiative. Mr. Selby holds a B.A. in architecture from Yale College and an M.B.A. with Distinction from HBS. We believe Mr. Selby’s qualifications to serve on our board of directors include his extensive experience as a senior business executive in the biopharmaceutical industry, and his expertise in corporate strategy, finance, and commercialization of biopharmaceutical products.
Our board of directors recommends that you vote “FOR” the election of each of the director nominees named above.

CORPORATE GOVERNANCE
General
We believe that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in our best interests and the best interests of our stockholders.
Corporate Governance Guidelines; Code of Conduct and Ethics
Our Corporate Governance Guidelines assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of Infinity and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:
•	the principal responsibility of the directors is to oversee our management;
•	a majority of the members of the board shall be independent directors, unless otherwise permitted by Nasdaq rules;
•	the independent directors meet at least twice a year and at other times at the request of any independent director;
•	directors have full and free access to management and, as necessary and appropriate, independent advisors;
•	new directors participate in an orientation program; and
•	at least annually, the Nominating and Corporate Governance Committee oversees a self-evaluation by the board and its committees to assess the effectiveness of the board and its committees.
In addition, our Corporate Governance Guidelines set forth our policy that directors should attend annual stockholder meetings. All of our then-serving directors attended our 2020 virtual annual meeting of stockholders.
We have also adopted a written Code of Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. In addition to our having posted a copy of the code on our website, we intend to post on our website all disclosures that are required by law or the Nasdaq Stock Market listing standards concerning any amendments to, or waivers of, our code.
Determination of Independence
Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Based on information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors determined that none of Messrs. Beier or Selby or Drs. Evnin or Gaynor has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or would be an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board similarly determined that (i) Messrs. Beier and Selby and Dr. Evnin, who comprise our Audit Committee each satisfy the independence standards for the Audit Committee established by the SEC, including Rule 10C-1, and the Nasdaq Marketplace Rules; (ii) Messrs. Gaynor and Selby, who comprise our Compensation Committee, each satisfy the independence standards for the Compensation Committee established by the SEC, including Rule 10A-3, and the Nasdaq Marketplace Rules; and (iii) Mr. Beier and Dr. Evnin, who comprise our Nominating and Corporate Governance Committee, each satisfy the independence standards for the Nominating and Corporate Governance Committee established by the SEC and the Nasdaq Marketplace Rules. Prior to the death of Dr. Venuti in November 2020, the board similarly determined that he was an “independent director” as defined under Rule 5605(a)(2) and satisfied the independence standards for the Audit Committee and Compensation Committee, of which Dr. Venuti was a member. In making such determinations, our board of directors considered the relationships that each such non-employee director has with Infinity, including each of the transactions described below in “Transactions with Related Persons,” and all other facts and circumstances our board of directors deemed relevant in determining independence.
Director Candidates: Criteria and Diversity
In considering whether to recommend to our board of directors any particular candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee of our board applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. While we do not have a formal policy with respect to diversity, the value of diversity on the board of directors is considered by the Nominating and Corporate Governance Committee, and director nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to independent directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the board.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Seth A. Tasker, Secretary, Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.
Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee, by following the procedures set forth in response to the question “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2022 annual meeting?” above.
Communications from Stockholders
Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. Mr. Selby, as our current Lead

Independent Director, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Seth A. Tasker, Secretary, Infinity Pharmaceuticals, Inc., 1100 Massachusetts Avenue, Floor 4, Cambridge, MA 02138, or by email to contactboard@infi.com.
Board and Committee Meetings
Our board of directors has responsibility for reviewing our overall performance rather than for overseeing day-to-day operations. The board’s primary responsibility is to oversee the management of our Company and, in so doing, serve the best interests of our Company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Corporate Governance Committee, the board nominates for election at annual stockholder meetings individuals to serve on our board of directors and elects individuals to fill any vacancies on the board. The board reviews corporate objectives and strategies and evaluates and approves significant policies and proposed major commitments of corporate resources and material proposed transactions. It participates in decisions that have a potential major economic impact on our Company. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.
Our board of directors met via video conference thirteen times during our 2020 fiscal year and acted by unanimous written consent in lieu of a meeting three times during our 2020 fiscal year. During that year, each of our directors attended 75% or more of the total number of meetings of the board of directors and the committees on which he or she served.
Our board has standing Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees. Each committee has a charter that has been approved by the board. The Compensation Committee and Audit Committee must review the appropriateness of its charter at least annually, and the Nominating and Corporate Governance Committee and Research and Development Committee must review the appropriateness of its charter from time to time, as the committee members deem appropriate. Each committee must also perform a self-evaluation at least annually. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent, non-employee directors. Current committee memberships are shown in the table below:
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Samuel Agresta, M.D.
David Beier, J.D.
Anthony B. Evnin, Ph.D.
Richard Gaynor, M.D.
Adelene Q. Perkins
Norman C. Selby†
† Lead Independent Director	Chair of the Board	= Committee Chair	= Committee Member

Board Leadership Structure
Our Corporate Governance Guidelines provide the board with flexibility to determine the appropriate leadership structure for the board and the Company, including but not limited to whether it is appropriate to separate the roles of Chair of the board and Chief Executive Officer. In making these determinations, the board considers numerous factors, including the specific needs and strategic direction of the Company and the size and membership of the board at the time. The board believes that combining the roles of Chief Executive Officer and Chair of our board of directors is in the best interests of the Company and stockholders. As our Chief Executive Officer and Chair of the board, Ms. Perkins is responsible for setting the strategic direction for our Company and for day-to-day leadership and performance of our Company, as well as setting the agenda for board meetings, and presiding over meetings of the full board. Because Ms. Perkins is an employee and is therefore not “independent,” our board of directors has appointed Mr. Selby as Lead Independent Director to preside at all executive sessions of the board. The Nominating and Corporate Governance Committee evaluates our board leadership structure from time to time and may recommend alterations of this structure in the future.
Audit Committee
The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and the board, and has the following principal duties:
•	appointing, approving the services provided by and the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;
•	overseeing our internal control function;
•
discussing our risk management policies, including guidelines and policies to govern the process by which our exposure to risk is handled, including but not limited to financial and cybersecurity risks;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our internal control staff, independent registered public accounting firm and management; and
•	preparing the Audit Committee Report required by SEC rules (which is included beginning on page 19 of this proxy statement).
The Audit Committee is authorized to retain advisors and consultants and to compensate them for their services. The Audit Committee charter is available on our website, www.infi.com.
The current members of the Audit Committee are Dr. Evnin (Chair) and Messrs. Beier and Selby. Our board of directors has determined that Dr. Evnin is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and that each of these members is independent as such term is defined under the applicable rules of the Nasdaq Stock Market and as is contemplated by Rule 10A-3 under the Exchange Act. The Audit Committee held six meetings during our 2020 fiscal year. See “Audit Committee Report” below.
Compensation Committee
Our Compensation Committee, among other things, provides recommendations to the board regarding our compensation programs, and has the following principal duties:
•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our Chief Executive Officer and our other executive officers;
•	overseeing an evaluation of our executive officers;

•	overseeing and administering our incentive compensation and equity-based plans;
•	reviewing and making recommendations to the board with respect to director compensation;
•	reviewing, discussing with management, and recommending to the board the Compensation Discussion and Analysis (which is included beginning on page 24 of this proxy statement); and
•	preparing the Compensation Committee Report, to the extent required by SEC rules.
The Compensation Committee is authorized to retain advisors and consultants, including advisors and consultants to assist in the evaluation of executive compensation, and to compensate them for their services. Periodically, our Compensation Committee has directly engaged Radford, an Aon Hewitt company, or Radford, as compensation consultant to provide the Compensation Committee with peer group and market information to enable the Compensation Committee to confirm that our executive compensation is competitive and commensurate with the executive officers’ responsibilities and to provide advice on market trends in executive compensation practices. In addition to the services it provides to the Compensation Committee, Radford also provides other services to the Company including a subscription to an annual compensation survey as well as general advice and analysis related to our non-executive compensation programs. Our Compensation Committee considered all of the “independence” factors listed in Rule 10C-1(b)(4) of the Exchange Act and determined that Radford does not have a conflict of interest that will influence the advice provided by Radford to the Company regarding executive compensation. These factors include the following: the fact that the fees paid by the Company to Radford in fiscal year 2020 totaled less than $120,000; the existence and effectiveness of Radford’s consulting protocols and procedures; the lack of business or personal relationships between Radford and the Compensation Committee members and our executive officers; and the fact that Radford does not own any of our stock.
Our board has delegated authority to Ms. Perkins to grant stock options to employees of the Company under the 2019 Equity Incentive Plan subject to the following conditions: (i) such options shall be on the terms set forth in the Company’s standard form of stock option agreement (or such other form as the Compensation Committee may designate from time to time for this purpose); (ii) any such options shall, to the maximum extent permitted by applicable federal tax laws, be granted as incentive stock options; (iii) the exercise price of such options shall be equal to the closing price of the Company’s common stock on the date of grant; and (iv) she is not authorized (a) to grant options to herself, or to any other executive officer of the Company, or to any person that the board or the Compensation Committee may from time to time designate in writing; (b) to grant in the aggregate options with respect to more than 300,000 shares of common stock in any calendar quarter; or (c) to grant to any person, in any one calendar year, options with respect to more than 100,000 shares of common stock. Ms. Perkins maintains a list of the options granted pursuant to this delegated authority and reports to the Compensation Committee regarding the options granted, at such times and in such form as the Compensation Committee may from time to time request.
The Compensation Committee charter is available on our website, www.infi.com. See “Compensation of Executive Officers—Compensation Discussion and Analysis” below for additional information concerning the Compensation Committee’s role, processes and procedures in determining executive compensation. The current members of the Compensation Committee are Mr. Selby (Chair) and Dr. Gaynor. Our board has determined that each of these members is independent as defined under the applicable Nasdaq rules and as contemplated by applicable Exchange Act rules. The Compensation Committee held five meetings during our 2020 fiscal year and acted by unanimous written consent in lieu of a meeting five times during our 2020 fiscal year.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, among other things, provides recommendations to the board regarding the nomination of directors, and has the following principal duties:
•	recommending to the board the persons to be nominated for election as directors at any meeting of stockholders and the persons, if any, to be elected by the board to fill any vacancies on the board;
•	developing and recommending corporate governance principles to the board; and
•	overseeing the annual evaluation of the board and its committees.

The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee has a charter, which is available on our website, www.infi.com.
The current members of the Nominating and Corporate Governance Committee are Mr. Beier (Chair) and Dr. Evnin, each of whom our board of directors has determined to be independent as defined under the applicable Nasdaq rules. The Nominating and Corporate Governance Committee acted by unanimous written consent in lieu of a meeting two times during our 2020 fiscal year.
Board’s Role in Risk Oversight
Our board of directors’ role in our risk oversight process includes receiving regular reports from members of management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The full board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our Company to enable it to understand our risk identification, management and mitigation strategies. When a committee receives such a report, the chair of the relevant committee summarizes such report for the full board during the next board meeting. This process enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee is responsible for discussing our policies with respect to risk assessment and risk management.
Risk Considerations in our Compensation Program
The executive leadership team and the Compensation Committee have reviewed the compensation policies and practices for all of our employees (whom we call citizen-owners) and have concluded that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our Company or business. In reaching this conclusion, we and the Compensation Committee considered various factors, including the following:
•
the establishment of base salaries consistent with our executive officers’ responsibilities and market comparables to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, which is intended to encourage strategies and actions that are in our Company’s long-term best interests;
•	vesting periods for equity compensation awards that reward sustained stock price appreciation;
•
the evaluation of Company performance (which drives the amount of cash available under our annual contingent cash compensation program, as described in more detail in the section entitled “Compensation Discussion and Analysis,” below) based on a variety of long- and short-term objectives with the weighting spread across multiple objectives, thus diversifying the risk associated with any single indicator of performance; and

•
the discretion available to our Compensation Committee not to apply fixed formulae in assessing our Company performance, thus enabling our Compensation Committee to, among other things, (a) eliminate the potential incentive for management to conduct activities that are in the Company’s annual goals, but which may not, due to new data or other inputs, ultimately prove to be in the best interest of stockholders, and (b) reward management for making decisions that are in the long-term best interest of our product development programs, even when those decisions result in the failure to meet short-term objectives.

Availability of Corporate Governance Materials
You can access the current charters for the Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees of our board of directors, our Corporate Governance Guidelines, and our Code of Conduct and Ethics at www.infi.com or by contacting our investor relations department at 1100 Massachusetts Avenue, Floor 4, Cambridge, Massachusetts 02138; telephone: (617) 453-1198; e-mail: irpr_info@infi.com.

Audit Committee Report
The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2020 and has discussed these financial statements with our management and Ernst & Young LLP, our independent registered public accounting firm.
The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities Exchange Commission.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding an independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinity.
Based on its discussions with management and the independent registered public accounting firm and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020. Mr. Beier was appointed to the Audit Committee in March 2021 and did not participate in review of or recommendations concerning the financial statements for the year ended December 31, 2020.
By the Audit Committee of the Board of Directors,
Anthony B. Evnin, Ph.D. (Chair)
Norman C. Selby
David Beier
Audit Fees
The following table summarizes the fees of Ernst & Young LLP billed to us for each of the last two fiscal years:
	Fiscal Year ended December 31,
Fee Category	2020	2019
Audit Fees(1)	$665,000	$971,829
Audit-Related Fees(2)	—	—
All Other Fees(3)	1,925	1,995
Tax Fees(4)	40,000	73,990
Total Fees	$706,925	$1,047,814
(1)
Consists of fees for professional services provided in connection with the audit of our financial statements and the effectiveness of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, preparation of comfort letters and registration statements, accounting and consultation on matters addressed during the audit or interim reviews, and other professional services provided.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Other fees consist of fees for a subscription to an online database managed by Ernst & Young LLP.
(4)
Tax fees consist of fees for tax compliance, tax advice and tax planning services. These services primarily relate to preparation of state and federal tax returns and analysis related to section 382 of the Internal Revenue Code of 1986, as amended.

Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
The Audit Committee charter provides that the Audit Committee may establish other pre-approval policies and procedures that would allow the delegation of pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting.
During our 2020 fiscal year, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.
Director Compensation
None of our non-employee directors receive compensation for his or her service as a director.
The following table details the total compensation earned by our non-employee directors during our 2020 fiscal year:
Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Samuel Agresta, M.D., M.P.H.(3)	49,500	21,102	70,602
David Beier, J.D.(4)	52,000	21,102	73,102
Anthony B. Evnin, Ph.D.(5)	69,553	21,102	90,655
Richard Gaynor(6)	69,375	31,692	101,067
Norman C. Selby(7)	97,000	28,136	125,136
Michael C. Venuti, Ph.D.(8)	69,500	21,102	90,602
(1)
Pursuant to a board compensation program in which directors have the option to settle all or a portion of their cash retainer for annual board service in shares of the Company’s common stock, Dr. Evnin elected to receive shares of common stock in lieu of cash, which shares had a grant date fair value of $21,052.42 and were issued on June 17, 2020.

(2)	The amounts in this column reflect the aggregate grant date fair value of option awards made to such individual.
(3)	On June 17, 2020, Dr. Agresta was granted an option award that had a grant-date fair value of $21,102. As of December 31, 2020, Dr. Agresta held options to purchase 181,683 shares of our common stock.
(4)	On June 17, 2020, Mr. Beier was granted an option award that had a grant-date fair value of $21,102. As of December 31, 2020, Mr. Beier held options to purchase 100,000 shares of our common stock.
(5)	On June 17, 2020, Dr. Evnin was granted an option award that had grant date fair value of $21,102. As of December 31, 2020, Dr. Evnin held options to purchase 208,500 shares of our common stock.
(6)
Upon joining our board, Dr. Gaynor was granted an option award on March 16, 2020 that had a grant-date fair value of $31,692. As of December 31, 2020, Dr. Gaynor held options to purchase 60,000 shares of our common stock.

(7)	On June 17, 2020, Mr. Selby was granted an option award that had a grant-date fair value of $28,136. As of December 31, 2020, Mr. Selby held options to purchase 303,000 shares of our common stock.
(8)	One June 17, 2020, Dr. Venuti was granted an option awards that had grant-date fair value of $21,102. Dr. Venuti passed away in November 2020.
The following is a summary of the standard compensation of our non-employee directors:
•	a $42,000 annual retainer for service as a non-executive chair of our board of directors;
•	a $42,000 annual retainer for service as a director;
•	a $30,000 annual retainer for service as lead independent director;
•	a $20,000 annual retainer for service as chair of the Audit Committee;
•	a $15,000 annual retainer for service as chair of the Compensation Committee;
•	a $10,000 annual retainer for service as chair of the Nominating and Corporate Governance Committee;
•	a $10,000 annual retainer for service as chair of the Research and Development Committee;

•	a $10,000 annual retainer for service as a non-chairing member of the Audit Committee;
•	a $7,500 annual retainer for service as a non-chairing member of a committee of the board other than the Audit Committee.
Directors may elect to receive some or all of their annual cash retainer for service on our board, but not for committee service, in shares of common stock of our Company.
Each non-employee director is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors.
In addition to the cash compensation discussed above, each non-employee director automatically receives nonstatutory stock options under our 2019 Equity Incentive Plan, as follows:
•	upon commencement of service on the board, each new non-employee director receives a nonstatutory stock option to purchase 60,000 shares of our common stock; and
•
on the date of each annual meeting of stockholders, each then-continuing non-employee director receives a nonstatutory stock option to purchase 30,000 shares of our common stock, provided that such director was serving as a director of the Company on the last day of the immediately preceding calendar year.

In addition to the awards listed above, each non-employee director who serves in the following positions receives a nonstatutory stock option to purchase shares of our common stock in the amount indicated below upon the date of commencement of service in such position and upon the date of each annual stockholder meeting thereafter:
Position	Stock Option Grant
Non-Executive Chair of the Board of Directors	12,000 shares
Lead Independent Director	10,000 shares
Each of these stock options has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a ten-year term, subject to earlier termination following cessation of board service by the holder of the option. Grants made to board members vest in equal quarterly installments beginning at the end of the first calendar quarter after the grant date, provided that the board member continues to serve as director and in the position for which the grant was made. Grants made in connection with the commencement of services vest over a period of two years (one-eighth each quarter), while grants made in connection with the annual meeting of stockholders vest over a period of one year (one-fourth each quarter). These options immediately vest in full upon certain changes in control or ownership or upon death or disability of the option holder while serving as a director.
TRANSACTIONS WITH RELATED PERSONS
Agreements Related to Biotechnology Value Fund, L.P.
On January 8, 2020, or the BVF Closing Date, we entered into a funding agreement, or the BVF Funding Agreement, with BVF Partners L.P., or BVF, and Royalty Security, LLC, a wholly owned subsidiary of BVF, or the Buyer. The BVF Funding Agreement provides for the acquisition by the Buyer of our interest in all royalty payments based on worldwide annual net sales of patidegib (such compound known as the BVF Licensed Product), less those royalty payments related to patidegib owed to third parties including Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited, which we refer to as Trailing Mundipharma Royalties. We refer to all BVF Licensed Product royalties owed to us less Trailing Mundipharma Royalties as the Royalty or Royalties. Such Royalties are owed to us pursuant to the license agreement entered into by us and PellePharm, Inc., or PellePharm, and dated as of June 28, 2013, which we refer to as the PellePharm Agreement. The Buyer and BVF are affiliates of Biotechnology Value Fund, L.P., which beneficially owned approximately 30% of our common stock at the time of this transaction and was considered our affiliate. As of the date of this filing, BVF holds more than 5% of our common stock but is no longer considered an affiliate.
Pursuant to the BVF Funding Agreement, we received $20.0 million, or the Upfront Purchase Price, less certain transaction expenses. We transferred to the Buyer (i) the Royalty, (ii) the PellePharm Agreement (subject to our rights to milestone payments and rights to equity in PellePharm under the PellePharm Agreement), and

(iii) certain patent rights established in the BVF Funding Agreement, with (i), (ii), and (iii) together referred to as Transferred Assets. We preserved our rights under the PellePharm Agreement to receive potential regulatory, commercial, and success-based milestone payments. In addition to the Upfront Purchase Price, we will also be entitled to receive a $5.0 million milestone payment, or Milestone Payment, from the Buyer based on PellePharm’s ongoing Phase 3 clinical trial of patidegib topical gel in Gorlin’s Syndrome.
Pursuant to the BVF Funding Agreement, we and Buyer executed and delivered an escrow agreement under which the parties established an escrow account, referred to as the Escrow Account, to be managed by an escrow agent chosen by mutual agreement of the parties, or the Escrow Agent. All amounts owed by PellePharm to us under the PellePharm Agreement are required to be deposited into the Escrow Account. Amounts paid into the Escrow Account by PellePharm that correspond to Royalties will be paid by the Escrow Agent to the Buyer. Amounts paid into the Escrow Account by PellePharm that do not correspond to Royalties, including Trailing Mundipharma Royalties and milestone amounts payable by PellePharm under the PellePharm Agreement, will be paid by the Escrow Agent to us. We will not be independently obligated for the Royalties owed to Buyer under the PellePharm Agreement and have no liability for non-payment of the Royalties under the PellePharm Agreement as a result of the insolvency, bankruptcy, inability to pay, or other credit event of PellePharm.
On January 27, 2020, the Company entered into a novation and amendment agreement, or the Novation and Amendment Agreement, with BVF, the Buyer, and Royalty Security Holdings, LLC, an entity wholly owned by the BVF-related entities that funded the initial advance under the Funding Agreement, or Holdco. The Novation and Amendment Agreement amended the Funding Agreement by substituting Holdco in the place of BVF under the Funding Agreement, with Holdco assuming all rights and obligations of BVF under, arising out of or in connection with the Funding Agreement and agreeing to be bound in all respects in place of BVF under the Funding Agreement. Pursuant to the Novation and Amendment Agreement, BVF, as the manager of Holdco, agreed to guarantee the payment and performance by Holdco of its obligations under the Funding Agreement.
Option to Repurchase Royalty Rights
Upon or after anytime at which our common stock achieves a 20-day volume-weighted average price on the Nasdaq Global Select Market equal to or greater than $5.00 per share (adjusted for any stock splits, reverse splits, or similar arrangements), or the Purchase Threshold, we have an option to purchase from Holdco 100% of the outstanding equity interests of the Buyer, or the Option. To exercise the Option, we must deliver to Holdco (a) notice (or the Option Notice, with the date on which delivery of the Option Notice is given, the Option Notice Date) of our election to do so prior to the earliest to occur of: (i) the occurrence of certain trigger events identified in the BVF Funding Agreement, including a material failure by us to perform certain covenants, a failure by us to cause the BVF Funding Agreement and related agreements to remain in full force and effect, a deficiency in any security interest purported to be created by the BVF Funding Agreement resulting from an act or omission by us, or another insolvency event of our Company (upon the expiration of any applicable cure period) (each, a Trigger Event), (ii) the third anniversary of the BVF Closing Date, or (iii) the date immediately prior to a change of control of our Company (together, the Option Expiration Date), and (b) within ten (10) business days after the Option Notice is deemed delivered to Holdco (the Repurchase Date), an amount equal to the Upfront Purchase Price plus the Milestone Payment, if and when paid to us, plus the Option Premium, defined below, less the aggregate amount of all Royalty payments received by Buyer as of the Option Exercise Date. The exercise of the Option may only occur if our common stock maintains a 20-day volume-weighted average price on Nasdaq Global Select Market of $5.00 per share (adjusted for any stock splits, reverse splits, or similar arrangements) on each trading day between the Option Notice Date and the Repurchase Date. Option Premium means an amount accruing daily on (x) the Upfront Purchase Price plus the Milestone Payment, if and when paid to us, as of such date of payment, less (y) the aggregate amount of all Royalty payments received by Buyer as of such day, at a rate of 10% per annum, compounded quarterly. For purposes of calculating the Option Premium, in the event of a Trigger Event, the rate of accrual following the occurrence of such Trigger Event shall be increased to 20% per annum.
Potential Future Warrants
The BVF Funding Agreement provides that, for so long as we have not exercised the Option, (a) if, during the 36-month period following the BVF Closing Date, we issue and sell in the aggregate more than 8,554,345 shares of our common stock (including options, warrants, convertible stock, convertible debt and other common-stock equivalents), known as the Warrant Threshold, and (b) any shares are issued in excess of the

Warrant Threshold with consideration to us of less than $3.75 per share (as adjusted for any stock splits, reverse stock splits or other similar recapitalization events), or (the Threshold Price), then we are obligated to issue to BVF warrants to purchase a number of shares of our common stock equal to 50% of the number of shares of our common stock issued and sold by us in excess of the Warrant Threshold below the Threshold Price, with any such warrants having an exercise price equal to 1.5 times the price per share of such shares issued in excess of the Warrant Threshold. Pursuant to the Novation and Amendment Agreement, the form of such warrant was amended and restated to clarify that BVF may not exercise such warrant if the exercise price would be at a discount in accordance with applicable Nasdaq Stock Market rules, absent approval of the Company’s stockholders. To the extent that BVF seeks to exercise such a discounted warrant more than six months after the initial issuance and the Company is unable to deliver any portion of the underlying shares due to the limitations imposed by Nasdaq, then the Company must pay BVF an amount equal to the number of shares that cannot be delivered, calculated on a cashless exercise basis, multiplied by the fair market value of a share of the Company’s common stock, in each case, calculated in accordance with the terms of the warrant.
Certain issuances of our common stock are excluded from the calculation of the Warrant Threshold, including the grant, exercise, or vesting of options or awards granted pursuant to our stock incentive plans or stock purchase plans. Once the Warrant Threshold has been met, the requirement to issue warrants does not apply to certain issuances of our common stock, including the grant, exercise, or vesting of options or awards granted pursuant to our stock incentive plans or stock purchase plans and, subject to certain limitations, the issuance of shares of common stock in connection with a transaction with an unaffiliated third party that includes a debt financing or a bona fide commercial relationship or any acquisition of assets, merger with, or acquisition of another entity.
Additional Customary Terms
The BVF Funding Agreement contains other customary terms and conditions, including representations and warranties, conditions precedent, indemnities and covenants, including covenants that, among other things, require us to provide certain information to the Buyer with respect to the PellePharm Agreement and the BVF Licensed Product and to cooperate with the Buyer, at the Buyer’s expense, to take certain actions under the PellePharm Agreement and otherwise with respect to the BVF Licensed Product to protect the Buyer’s rights to receive the Royalty payments. These covenants are subject to a number of important exceptions and qualifications.
In addition to exercise of the Option, the BVF Funding Agreement may be terminated by mutual written agreement of us and the Buyer.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, or our “named executive officers,” and the material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal year ending December 31, 2020 were:
•	Adelene Q. Perkins, Chief Executive Officer and Chair of the Board;
•	Lawrence E. Bloch, M.D., J.D., President; and
•	Seth Tasker, J.D., Chief Business Officer
Executive Summary and Company Background
We are a clinical-stage innovative biopharmaceutical company dedicated to developing novel medicines for people with cancer. We combine proven scientific expertise with a passion for developing novel small molecule drugs that target disease pathways for potential applications in oncology. We are focused on advancing eganelisib, also known as IPI-549, an orally administered, clinical-stage, immuno-oncology product candidate that reprograms macrophages through selective inhibition of the enzyme phosphoinositide-3-kinase-gamma, or PI3K-gamma. We have worldwide development and commercialization rights to eganelisib and we believe eganelisib is the only PI3K-gamma selective inhibitor currently being investigated in clinical trials.
Our compensation program ties a substantial portion of our named executive officers’ overall compensation to Company and individual achievement of scientific, business, organizational and operational goals such as:
•	progress in our clinical trials and research programs;
•	maintaining the strong financial health of the Company, including implementation of appropriate financing strategies;
•	addition and development of internal competencies and retention of high-performing citizen-owners; and
•	achievement of desired financial performance.
Following the emergence of the COVID-19 pandemic, we assessed areas for potential impact on the Company, including our clinical trials, manufacturing supply chain, financial condition, and employee welfare. We established a work-from-home policy to protect our employees and the community from spread of the virus and provided support to all members of our team where needed to establish a productive and ergonomic home-office environment. As a clinically focused company, we are well suited to working remotely.
We continue to work closely with clinical trial investigators and sites toward a goal of continuing patient treatment without interruption of dosing and visit schedules and to monitor sites for continued compliance with protocols to protect the health and safety of patients and study site teams as well as maintain trial integrity. We have experienced limited study visit interruptions to date for patients enrolled on our studies and we have not experienced, and do not anticipate, any disruptions in our manufacturing supply chain.
Despite the challenges posed by the COVID-19 pandemic, we made significant progress in 2020 and achieved a number of key accomplishments that were considered as part of our 2020 performance evaluation, including the following:
•
Reported initial safety and efficacy data at the December 2020 San Antonio Breast Cancer Symposium, or SABCS, from MARIO-3-TNBC, our Phase 2 study to evaluate eganelisib in novel triple combination front-line therapies with Tecentriq® and Abraxane® in triple negative breast cancer, or TNBC:

○	100% of evaluable patients (n=13) demonstrated tumor reduction with a clinical benefit (disease control rate) in 92% of patients (12/13);
○	69.2% (9/13) overall response rate, or ORR, with best responses of a complete response, or CR, or partial response, or PR;

○	100% (5/5) ORR (CR + PR), with one CR and four PRs observed in PD-L1 high patients;
○	50% (4/8) ORR (CR + PR), with four PRs observed in PD-L1 low patients; and
○	safety in line with expectations of the component drugs of the triple combination with no additive or new safety signals.
•
Identified encouraging efficacy signal in MARIO-275, our ongoing global, randomized, controlled Phase 2 study to evaluate the benefit of adding eganelisib to nivolumab, also known as Opdivo®, in platinum-refractory, I/O naïve patients with advanced, metastatic urothelial cancer, or UC, over nivolumab monotherapy, that has allowed us to begin planning of a registration-enabling study:

○
Combination of eganelisib with nivolumab demonstrated improved ORR, disease control rate, or DCR and progression-free survival, or PFS, versus the standard of care nivolumab monotherapy in the second line;

○
46% lower probability of progression on the combination arm versus the control arm in the PD-L1 negative patient population, which has historically poor overall response rates and represents the majority of metastatic UC patients;

○
Combination of eganelisib and nivolumab was well tolerated at the 30mg once-daily dose following a dose reduction from 40 mg to 30 mg to address reversible liver enzyme elevations reported at the first scheduled MARIO-275 Independent Data Monitoring Committee, or IDMC, meeting; and

○
Supportive translational data where we observed increased immune activation and decreased immune suppression in eganelisib with nivolumab combination therapy compared to nivolumab monotherapy across PD-L1 negative and PD-L1 positive patients.

•
Data presented at SABCS by Arcus Biosciences, Inc., or Arcus, from ARC-2, a Phase 1/1B collaboration study designed to evaluate a novel triple-combination regimen of eganelisib in combination with etrumadenant, Arcus’s dual adenosine receptor antagonist, and liposomal doxorubicin chemotherapy, also known as Doxil®, in up to 40 patients with previously treated, advanced TNBC and ovarian cancer showed that the addition of eganelisib to etrumadenant and doxil lead to a meaningful increase in response in TNBC patients.

•
Data presented at the 2020 Annual Meeting of the Society for Immunotherapy of Cancers from MARIO-1, our Phase 1/1b study of eganelisib as a monotherapy and in combination with Opdivo® in patients with advanced solid tumors, showed clinical activity of the combination therapy in patients not expected to benefit from checkpoint inhibitor monotherapy alone including patients with melanoma and squamous cell carcinoma of the head and neck, or SCCHN, who has progressed on checkpoint inhibitor therapy as their immediate prior therapy.

2020 Say-on-Pay Vote
In evaluating our 2020 executive compensation program and the design of our 2021 executive compensation program, the Compensation Committee considered a number of factors as discussed in this Compensation Discussion and Analysis section, including the stockholder advisory, or say-on-pay, vote on our executive compensation taken at our 2020 Annual Meeting of Stockholders, which was approved by approximately 93.88% of the votes cast. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.
Our Compensation Objectives and Philosophy
Our compensation program is designed to be fair, reasonable, and market competitive, while attracting and retaining qualified and talented executives. The objectives of our compensation program are to:
•	attract, retain and motivate the highest caliber clinical, scientific and business professionals to develop and execute our business plan and achieve our mission;
•	ensure that compensation aligns our citizen-owners with our corporate strategy and business objectives;

•
promote the achievement of important and measurable scientific, business, organizational and operational goals by linking contingent cash compensation and long-term equity incentives to the achievement of these goals; and

•	align incentives with the creation of stockholder value.
By layering in various compensation elements, we are given the flexibility to incentivize and reward top performers based on their performance. The key elements of our compensation program and their underlying philosophy are summarized in the following table:
Compensation Element	Purpose	Features
Base salary	Attracts and retains highly skilled executives.
Fixed compensation element that provides financial stability to the recipient; level set based on a cross section of peer group analysis and the experience, skills, knowledge, contributions and responsibilities required of each of our citizen-owners, including each of our named executive officers.

Annual performance-based cash awards	Ties contingent cash compensation to the achievement of key short- or mid-term strategic corporate goals to promote and reward Company and individual success.	Variable compensation element based on annual quantitative and qualitative Company and individual goals.

Equity awards	Provides long-term retention incentive and motivates executives to achieve long-term business goals while linking compensation to long-term stockholder return.
Equity grants are typically issued to our executive officers upon commencement of their employment, annually following a review of their individual performance, and in connection with any promotion. Awards are primarily in the form of stock options and typically subject to multi-year vesting schedules contingent upon continued service.

In addition, consistent with our culture of citizen-ownership, other than pursuant to our Executive Severance Benefits Plan described below under the heading “Components of Our Compensation Program and Relationship to Performance—Severance Benefits,” all citizen-owners are eligible for each element of our compensation program, and our executive officers do not receive any material perquisites or other personal benefits above those offered to all citizen-owners.
Determining and Setting Executive Compensation
The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers. This committee is also responsible for evaluating the Company’s performance against its goals, assessing the performance of our executive officers, and ensuring that our compensation program is both aligned with the objectives described above and competitive with those of other companies in our industry that compete with us for talent.
Compensation decisions by our Compensation Committee are driven primarily by an assessment of Company and individual performance against predetermined goals related to the clinical development of eganelisib and securing and maintaining required financial and human resources, which is appropriate given our stage of development and strategic direction. In determining compensation, we do not believe the application of financial metrics applicable for later stage companies is appropriate, nor do we believe that the failure to apply such formulaic standards creates a misalignment between incentives and creation of stockholder value. We believe the success of our product development programs will be a function of management being responsive to new data while balancing the achievement of short-term objectives with a focus on long-term success.
We intend to regularly assess our annual and long-term incentive compensation programs to determine if we have what we believe to be the appropriate mix of short-, mid- and long-term cash and equity incentives needed to retain and motivate our team in consideration of our strategic direction and risk profile.
Defining and Comparing Compensation to Market Benchmarks
The Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
In evaluating the total compensation of our executive officers, our Compensation Committee periodically relies on comparisons against competitive market data from the following peer group of publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries that was established in consultation with Radford in late 2018:
Aduro Biotech Inc. (merged with Chinook Therapeutics, Inc.) Agenus Inc. Caladrius Biosciences, Inc. Calithera Biosciences, Inc. Celldex Therapeutics, Inc.	ChemoCentryx, Inc. CTI BioPharma Corp. Cytokinetics, Incorporated CytRX Corporation Five Prime Therapeutics, Inc.	Inovio Pharmaceuticals, Inc. Lumos Pharma, Inc.* Rigel Pharmaceuticals, Inc. Larimar Therapeutics, Inc.** Ziopharm Oncology, Inc.
*	Formerly NewLink Genetics Corporation
**	Formerly Zafgen, Inc.
This peer group was selected based on a balance of the following criteria:
•	companies whose market capitalization, number of employees, maturity of product development pipeline and area of therapeutic focus are similar to ours;
•	companies against which we believe we compete for talent; and
•	companies based in the United States whose compensation and financial data are available in proxy statements or other public documents.
We made no material changes to the design of our 2020 executive compensation program as compared to our 2019 executive compensation program and accordingly did not rely on a competitive market analysis of our peer group for 2020 executive compensation decisions.
Due to the nature of our business, we compete for executive talent with many companies that are larger and better established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive’s performance against established corporate goals and individual objectives, may require that we vary from our historic compensation practices or deviate from our general compensation philosophy under certain circumstances.
Annual Performance Evaluation Process
Our executive leadership team prepares and submits for approval by our board of directors a set of annual corporate goals and a weighting for each goal based on the relative importance toward value creation. These corporate goals are directed to specific scientific, business, organizational and operational objectives and represent, in many cases, “stretch” goals that may prove difficult to achieve. Most of these objectives are focused on near-term drivers of stockholder value, while some of our objectives are directed to the maintenance and enhancement of the foundations needed for our future success. Upon approval of the overall corporate goals by our board of directors, departmental and individual goals are set by our executive leadership team focusing on contributions that facilitate the achievement of these corporate goals.
For 2020, the emergence of the COVID-19 pandemic occurred during our typical process for establishing our annual corporate goals. In light of the unknown impact of the pandemic on our clinical trials, manufacturing supply chain and financial condition, we made the determination to delay our typical goals setting process until later in 2020 and instead focus on the evaluation and management of the potential impact of the pandemic on our business operations. Our final goals for 2020 are described in the “2020 Company Goals” table below.
Near the end of each year, our executive leadership team conducts a qualitative and quantitative assessment of our overall performance against goals and determines a recommendation for an overall performance assessment accordingly. First, the executive leadership team makes an assessment of Company performance against each goal on the following scale selecting whether the goal was not met, partially met, met, exceeded, far exceeded, or somewhere in between:
Step 1. Assessment of Each Company Goal:
	Partially Met Goal	Met Goal	Exceeded Goal	Far Exceeded Goal
Example Company Goal A (% Weighted)	Performance Assessment Against Example Company Goal A
Example Company Goal B (% Weighted)	Performance Assessment Against Example Company Goal B
Second, once each Company goal has been assessed, an overall Company performance rating based on the weighted-average of the assessments of all Company goals is determined. The weighted-average assessment of overall Company performance translates to Company contingent cash compensation on a continuous range between 0.7x of target bonus opportunity where the overall Company performance rating was “Met Some Goals” and 1.5x of target bonus opportunity where the overall Company performance rating was “Exceeded All Goals”, as follows:
Step 2. Weighted Assessment of Overall Company Performance:
	Met Some Goals		Met All Goals		Exceeded Some Goals		Exceeded All Goals
Translation of Company Performance to 2020 Bonus	0.7x of Target	⇔	Target Bonus	⇔	1.25x of Target	⇔	1.5x of Target
This assessment by our executive leadership team is then presented to the Compensation Committee for its review. The Compensation Committee then makes the final determination to what extent Company performance against goals was achieved. The Compensation Committee may review, and historically has reviewed, its assessment with our board of directors, although the Compensation Committee is not required to do so.
In addition to evaluating Company performance, we evaluate the individual contributions of each citizen-owner for the year. Contingent cash compensation for our named executive officers is a factor of both Company and individual performance. The individual performance weightings for our named executive officers remained the same as those in 2019, which are as follows:
	Company Performance Weighting	Individual Performance Weighting
Chief Executive Officer	100%
President	90%	10%
Chief Business Officer	80%	20%
To determine individual contribution, each citizen-owner performs a written self-assessment of performance against individual goals periodically throughout the year and reviews the assessment with their manager. At the end of the year, each citizen-owner performs a year-end written self-assessment of performance, which is submitted to their manager for that manager’s written assessment of the overall performance of their direct report. In addition, each citizen-owner’s manager solicits input from others within and/or outside of the Company, in what is commonly referred to as a “360 review process.” In the case of Ms. Perkins, the Chair of our Compensation Committee solicits and organizes feedback from our board of directors and our human resources function solicits and organizes feedback from Company management. Based on this input, the manager then provides a written performance assessment representing the manager’s assessment of the citizen-owner’s individual performance and future potential. In the case of Ms. Perkins, the Chair of our Compensation Committee meets with her to summarize her annual performance assessment and to provide development feedback.
Ms. Perkins prepares written performance reviews of her direct reports, including Dr. Bloch and Mr. Tasker, and discusses these reviews with the Compensation Committee. Ms. Perkins discusses her contributions with the Chair of our Compensation Committee, along with sharing a summary of annual Company performance. Additional assessments of her individual performance are obtained through feedback received from our board of directors and members of our executive leadership team and other citizen-owners with whom Ms. Perkins regularly interacts. On the basis of this feedback, the Compensation Committee conducts an evaluation of Ms. Perkins’ individual performance and future potential:
•	based on the Company’s performance against its goals;
•	in providing leadership of the Company in the pursuit of these goals;
•	in providing mentorship to her direct reports; and
•	based on progress against her personal and professional development goals.
Components of Our Compensation Program and Relationship to Performance
The primary elements of our compensation program are:
•	cash compensation, which includes base salary and performance-based annual cash incentives, the latter of which we refer to as contingent cash compensation;
•	annual stock option awards;
•	stock option awards granted to citizen-owners upon hire and upon promotion;
•	an employee stock purchase plan;
•	severance benefits plans; and
•	employee benefits, such as health and life insurance and a 401(k) retirement savings plan with partial matching of employee contributions in the form of cash.
Each of these elements is available to all of our citizen-owners generally, although the amounts of contingent cash compensation and severance and the size of stock option awards differ from person to person based on each citizen-owner’s role, market-competitive compensation, and individual performance.
Allocation of compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation is determined by the Compensation Committee after reviewing relevant information for our compensation peer group and other relevant data, including survey data, as well as what it believes to be the appropriately competitive level and mix of the various compensation components.
Base Salary
Base salary is intended to provide a fair and competitive base level of compensation for day-to-day performance. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time such executive is hired based on intended responsibilities of the executive officer, their individual experience and skills, internal equity, external peer company data, and negotiations during the recruiting process. The base salaries of our executive officers are reviewed annually and may be adjusted to reflect market conditions and their performance during the prior year as well as our financial position, or if there is a change in the scope of the officer’s responsibilities or a promotion to a more senior level. We do not provide for any formulaic or guaranteed increases for any of our executive officers.
For 2020, following a recommendation by our executive leadership team, the Compensation Committee elected not to increase the base salaries of Ms. Perkins or Dr. Bloch. Mr. Tasker was promoted to the position of Senior Vice President, Chief Business Officer at the end of 2019 with a 2020 base salary of $386,159. For 2021, the Compensation Committee determined not to increase Ms. Perkins’ base salary and to provide a cost-of-living increase to each of Dr. Bloch's and Mr. Tasker’s base salary:
Named Executive Officers	2021 Base Salary	% Increase over 2020
Adelene Q. Perkins	$689,585	0.0%
Lawrence E. Bloch, M.D., J.D.	502,654	3.0%
Seth A. Tasker, J.D.	397,743	3.0%
Contingent Cash Compensation
Under our contingent cash compensation program, the Compensation Committee establishes pools of cash available for potential award, as a percentage of aggregate payroll for all citizen-owners at specified levels of seniority, based on the Compensation Committee’s assessment of overall Company performance. Once the aggregate amount of cash available for potential award under each such pool is established per level of seniority, such pool is allocated among all citizen-owners at that level of seniority based upon the relative individual performance of each citizen-owner compared to the performance of his or her peers. For certain roles in the organization, such as our chief executive officer and president, the contingent compensation pools include only the single incumbent, and awards from the available pools are made based upon the performance of each individual and her/his contribution towards the achievement of Company goals.
We believe our contingent cash compensation program provides the following advantages:
•	it is consistent with the growing practice in the biopharmaceutical industry to provide competitive, but not excessive, base salary levels together with performance-based cash incentives;
•
it enables us to achieve our goal of ensuring that total cash compensation is market competitive, thus enhancing our ability to attract and retain the best possible people without increasing fixed salary expense;

•
it rewards both the achievement of Company goals and strong individual performance in support of those goals, thus maintaining our culture of combining individual excellence and achievement with community collaboration;

•	it is consistent with our values, as all citizen-owners are eligible to participate in the program; and
•	it further aligns executive officer and stockholder interests, as a substantial percentage of our named executive officers’ total compensation is dependent on the achievement of Company goals.
For 2020, our Compensation Committee set target contingent cash compensation opportunities for each of our named executive officers as follows:
Target Bonus (as a % of Base Salary)
Chief Executive Officer	65%
President	50%
Chief Business Officer	40%

The following table sets forth our 2020 goals and the assessment by our Compensation Committee of Company performance against each goal:
2020 Company Goals
GOAL	GOAL WEIGHTING	GOAL ASSESSMENT
Eganelisib Goal: Value recognition of eganelisib through the advancement of ongoing clinical studies and progression of additional eganelisib program goals.	60%	Eganelisib Goal Assessment: Met Goal

MARIO-275 Phase 2 Urothelial Cancer Study: • IDMC support to re-open MARIO-275 for enrollment	High	Met Goal: IDMC supported recommendation to re-open MARIO-275 enrollment

MARIO-3 Phase 2 Study TNBC cohort: • Announce favorable efficacy and safety data by end of 2020	High	Met Goal: Announced initial favorable efficacy and safety data at SABCS in December 2020.

MARIO-3 Phase 2 Study RCC cohort: • Complete enrollment and generate favorable safety data by end of 2020	Medium	Met Goal: Completed enrollment by end of 2020 and generated initial favorable safety data

MARIO-1 Phase 1 Study: • Present data in 2020 and finalize plans to close out the study	Low	Met Goal: Presented two presentations at the Society for Immunotherapy of Cancer 2020 annual meeting and finalized operational plans for the close-out of MARIO-1

Additional Eganelisib Program Goals: • Favorable data from collaboration study with Arcus, or • Initiate one or more additional trials	Low
Goal Assessed between Met and Exceeded: ARC-2 Data presented at SABCS showing that the addition of eganelisib to etrumadenant and Doxil® lead to a meaningful increase in response in TNBC and ovarian cancer patients

Financial Goal: Secure resources needed to achieve eganelisib goal	30%	Financial Goal Assessment: Met Goal
Extension of cash runway into 2022		Met Goal: Extended cash runway into 2022

Human Capital Goal: Recruit, motivate and maintain team necessary to execute goals.	10%	Human Capital Goal Assessment: Met Goal
Recruit, retain, and motivate team needed to deliver on clinical and financial goals and recruit a consultant chief medical officer		Met Goal: Strengthened clinical team through addition of key team members, including Brian Schwartz as consulting Chief Physician

The Compensation Committee’s assessment of performance against each Company goal is summarized in the following table:
Assessment of All Company Goals
	Partially Met Goal	Midpoint	Met Goal	Midpoint	Exceeded Goal	Midpoint	Far Exceeded Goal
Eganelisib Goal (60% Weighted)			X
MARIO-275 (High)			X
MARIO-3 TNBC (High)			X
MARIO-3 RCC (Medium)			X
MARIO-1 (Low)			X
Additional Program Goals (Low)				X
Financial Goal (30% Weighted)			X
Team Goal (10% Weighted)			X
Based on the assessment against Company goals described above, our Compensation Committee determined that we achieved the overall weighted assessment of “Met All Goals,” which translates to the target bonus opportunity for the establishment of cash bonus pools:
Weighted Assessment of Overall Company Performance
	Met Some Goals	Midpoint	Met All Goals	Midpoint	Exceeded Some Goals	Midpoint	Exceeded All Goals
Overall 2020 Weighted Performance Assessment			X
Translation of Performance to 2020 Cash Bonus	0.7x of Target	⇔	Target Bonus	⇔	1.25x of Target	⇔	1.5x of Target
2020 Contingent Cash Compensation Awards
Ms. Perkins’ performance assessment is entirely based on Company performance relative to goals, and accordingly Ms. Perkins was assessed as having met all goals for 2020. Dr. Bloch’s performance assessment is based 90% on Company performance and 10% on individual performance. Mr. Tasker’s performance assessment is based 80% on Company performance and 20% on individual performance. The Compensation Committee determined that Dr. Bloch and Mr. Tasker each met their individual goals as well as the Company goals for 2020. Accordingly, as Ms. Perkins, Dr. Bloch and Mr. Tasker were each assessed as having met all goals, each received a contingent cash compensation award at the target bonus level as follows:
2020 Contingent Compensation Award
Named Executive Officers	Target Bonus (as a % of Salary)	Total Award ($)
Adelene Q. Perkins	65%	$448,230
Lawrence E. Bloch, M.D., J.D.	50%	244,007
Seth A. Tasker, J.D.	40%	154,463
2021 Contingent Cash Compensation Award Targets
The following table sets forth the target bonus for each of our named executive officers for 2021, which represents no change from 2020:
Target Bonus (as a % of Base Salary)
Chief Executive Officer	65%
President	50%
Chief Business Officer	40%

Our Compensation Committee set target contingent cash compensation opportunities at the following levels, representing no change from 2020:
2021 Contingent Cash Compensation Targets	Multiple of Target Bonus for Assessment of “Partially Met Goals”		Multiple of Target Bonus for Assessment of “Met All Goals”		Multiple of Target Bonus for Assessment of “Exceeded Some Goals”		Multiple of Target Bonus for Assessment of “Exceeded All Goals”
Chief Executive Officer	0.7x	⇔	1.0x	⇔	1.25x	⇔	1.5x
President	0.7x	⇔	1.0x	⇔	1.25x	⇔	1.5x
Chief Business Officer	0.7x	⇔	1.0x	⇔	1.25x	⇔	1.5x
Equity Awards
Our equity award program is the primary vehicle for offering long-term incentives to all of our citizen-owners, including our named executive officers. We believe that equity grants are fundamental to creating a culture of citizen-ownership, providing our citizen-owners with a strong link to our long-term performance and aligning the interests of our citizen-owners and our non-employee stockholders by allowing citizen-owners to participate in our long-term success as reflected in stock price appreciation. In addition, the vesting feature of our equity grants is intended to further our goal of retention because it provides an incentive for our citizen-owners, including our named executive officers, to remain in our employ during the vesting period. All equity-based awards made to our named executive officers are approved by the Compensation Committee.
Our equity awards have generally taken the form of stock options. Stock options are typically granted to new citizen-owners upon their hire and typically vest as to one-quarter of the shares on the first anniversary of the date of hire, and in equal monthly installments over the following three years. Stock options granted to citizen-owners upon promotion to a more senior position (described below) typically vest in equal monthly installments over four years from the date of the grant. Additionally, the Compensation Committee may exercise its discretion to grant one-time awards to some or all citizen-owners, including our named executive officers, from time to time. All stock options granted under our equity incentive plans have a maximum term of ten years and substantially all awards have vesting rights that terminate upon termination of service to us and exercise rights that cease shortly after termination of service to us. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares underlying such option, including no voting rights and no right to receive dividends or dividend equivalents. The exercise price per share for each stock option is equal to the closing price of a share of our common stock on the date of grant.
We do not seek to coordinate the timing of stock option grants to our named executive officers with our release of material non-public information, and our named executive officers are prohibited from pledging or engaging in short sales or derivative transactions of our securities. We have not adopted stock ownership guidelines for our named executive officers; however, we encourage all of our citizen-owners to maintain an equity position in the Company.
All of our citizen-owners, including our named executive officers, are eligible to receive stock option grants in connection with the annual performance review process. For 2020, the Compensation Committee determined target award sizes and vesting schedules using award sizes from the prior year as a benchmark, which were established in the prior year by employing Radford to conduct an analysis relative to our peer group. The Compensation Committee then factored the 2020 overall Company performance assessment and 2020 individual performance assessment for each named executive officer to determine actual grant sizes.
In December 2020, in light of the Company having met its goals for 2020, the Compensation Committee approved a stock option grant to each of our named executive officers as set forth in the table below:
Stock Option Awards
Adelene Q. Perkins	485,000
Lawrence E. Bloch, M.D., J.D.	335,000
Seth A. Tasker, J.D.	250,000

Each of these options gives the holder the right to acquire one share of our common stock, has a ten-year term, ratable monthly vesting over four years, and an exercise price equal to the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of grant.
All of our citizen-owners, including our named executive officers, are also eligible to receive stock option grants in conjunction with a promotion to a more senior position. Typically, the size of such awards is equal to the difference obtained by subtracting the number of stock options that would be granted to such citizen-owner if he or she were to be newly hired into his or her previous position from the number of stock options that would be granted to such citizen-owner if he or she were to be newly hired into his or her new position.
Hedging and Pledging
Our insider trading policy prohibits all directors and employees, including our named executive officers, from pledging or engaging in hedging or similar transactions in the Company's stock, such as short sales, prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls, or other derivative securities. These types of transactions are prohibited because otherwise they would permit a director, officer or employee to continue to own the Company's securities but without the risks and rewards of ownership, which potentially separates the holder’s interests from those of other Company stockholders.
Severance Benefits
Our amended Executive Severance Benefits Plan, or the severance plan, provides eligible full-time executives who are duly elected by our board of directors as “executive officers” of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, with certain severance benefits upon a termination without cause or a resignation for good reason including in each case within one year following a change in control, which we refer to as a covered termination. The severance plan supersedes the provisions of any separation plans, separation policies or agreements between any severance plan participant and the Company that provide for severance benefits, including the offer letters of Ms. Perkins and Dr. Bloch, except to the extent expressly stated in such plans, policies or agreements. Pursuant to the severance plan, each executive who is subject to a covered termination is entitled to:
•	continuation of such executive’s monthly base salary for the twelve-month period following termination;
•
payment by us of a portion of the cost of COBRA continuation of benefits coverage for the executive and his or her applicable dependents for the twelve-month period following such termination or until the executive commences new employment and is eligible for new plan coverage, if sooner, subject to certain conditions set forth in the severance plan;

•	reasonable outplacement benefits for up to six months at the discretion of the severance plan’s administrator or until the executive commences new employment, if sooner;
•
any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of the executive’s termination and which our board of directors deems granted to the executive in its discretion pursuant to our contingent cash compensation program;

•
at the sole discretion of the severance plan’s administrator, the prorated amount of any minimum bonus award approved by the Compensation Committee for the year in which the covered termination occurs; and

•	immediate vesting of the portion of any outstanding equity awards of the executive which would have vested within the one year-period following such covered termination.
To receive any benefits under the severance plan, the executive officer must comply with provisions of any applicable noncompetition or non-solicitation agreement to which he or she is a party and must observe any other obligations he or she has to us. The executive officer must also execute and deliver a suitable waiver and release under which the executive releases and discharges us of any and all claims arising out of his or her employment relationship with us. Severance benefits are to be paid in accordance with the terms of the severance plan and our regular pay practices in effect from time to time.
We believe that providing these benefits enhances our ability to attract and retain executive talent and aligns with stockholder interests. We believe that our severance benefits are generally in line with severance packages offered to executives by comparable companies.

We have structured severance benefits to apply following a change in control such that benefits are paid upon the occurrence of both a change in control and the termination of the executive during the 12-month period following the change in control. We believe this structure provides the executive with appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their job.
Our severance plan does not provide any “gross-up” for the amount of excise tax liability, if any, under Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, related to the “golden parachute payment” provisions under Section 280G of the Code.
Employee Stock Purchase Plan
Our employee stock purchase plan permits citizen-owners, including our named executive officers, to purchase shares of our common stock at a discount and consists of consecutive, overlapping 24-month offering periods, each consisting of four six-month purchase periods. On the first day of each offering period, each citizen-owner who is enrolled in the employee stock purchase plan will automatically receive an option to purchase shares of our common stock in accordance with the terms of the plan. The purchase price of each of the shares purchased in a given purchase period will be 85% of the closing price of a share of our common stock on the first day of the offering period or the last day of the purchase period, whichever is lower.
Benefits and Other Compensation
We provide a broad-based benefits program for all of our citizen-owners, including health, dental and vision insurance, life and disability insurance, group insurance discounts, first-time homebuyer’s assistance, educational assistance, paid vacation time, paid sabbatical leave following each five-year period of service, subsidized parking, and a 401(k) savings plan. Our named executive officers are eligible to participate in all of our benefit plans, in each case on the same basis as other citizen-owners. Under the Company-matching feature under our 401(k) savings plan, we match in cash 50% of each citizen-owner’s contributions, up to a maximum of 6% of such citizen-owner’s base salary and subject to applicable IRS limitations.
In particular circumstances, we sometimes award cash signing bonuses when executive officers first join us. Such cash signing bonuses typically are subject to repayment in full or on a pro-rated basis if the executive officer voluntarily terminates employment with us during a prescribed period of time following their date of hire. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the hiring circumstances specific to each candidate. For instance, we may consider paying signing bonuses to compensate for amounts forfeited by an executive candidate upon terminating prior employment or to create additional incentive for an executive to join us in a position where there is high market demand.
Given our objective of attracting the highest caliber talent, we may recruit talented individuals from outside of the Boston area to fill open positions. We generally provide reasonable relocation assistance to those individuals.
Accounting and Tax Considerations; Compliance with Internal Revenue Code 162(m)
While the Compensation Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2020. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any taxable year to each of the Company’s chief executive officer, chief financial officer and three most highly compensated officers (other than the chief executive officer and chief financial officer). Historically, compensation paid to our chief financial officer and compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax reform legislation signed into law on December 22, 2017, expanded the deduction limitation to apply to compensation in excess of $1 million paid in any taxable year to our chief financial officer and eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation) will not be deductible by us. Our board and Compensation Committee reserve the right to use their business judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the board or Compensation Committee, as applicable, believe that compensation is appropriate and in the best interests of the Company and our stockholders, after taking into consideration changing business conditions and performance of our employees.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Current Named Executive Officers
Adelene Q. Perkins,
Chief Executive Officer(5)	2020	689,585	—	193,918	1,399,928	448,230	11,429	2,743,090
	2019	689,585	61,250(6)	—	552,480	366,370	11,172	1,680,857
Lawrence E. Bloch, M.D., J.D.,
President	2020	488,014	—	103,946	966,961	244,007	10,425	1,813,353
	2019	488,014		—	459,553	204,235	9,366	1,161,168
Seth A. Tasker, J.D.,
Chief Business Officer and Secretary	2020	386,159	—	66,923	818,913	154,463	8,986	1,435,444
	2019	367,770	—	—	138,012	138,330	8,820	652,932
(1)
For 2020, the amounts in this column represent the value of 155,134 shares, 83,157 shares, and 53,538 shares of Company common stock awarded to Ms. Perkins, Dr. Bloch, and Mr. Tasker, respectively, in 2020 as part of the 2019 contingent cash compensation program. No stock awards were made to named executive officers in 2019.

(2)
The amounts in this column reflect the aggregate grant date fair value of option awards granted during the applicable fiscal year. For 2020, the amounts in this column represent the aggregate of two option grants awarded in 2020 for separate performance evaluation cycles as follows (a) options awarded on January 10, 2020 for services performed in 2019, and (b) options awarded in December 22, 2020 for services performed in 2020. Options awarded for a performance year are typically granted in January of the following year, but the awards for 2020 were granted in December 2020 instead of January 2021 due to administrative constraints. See the information in Note 3, “Stock-Based Compensation,” to our consolidated financial statements, included as part of our Annual Report on Form 10-K for the year ended December 31, 2020, for assumptions made in determining these values.

(3)
For 2020, the amounts in this column reflect amounts paid to each of our named executive officers under the contingent cash compensation program described in “Compensation Discussion and Analysis,” above. For 2019, the amounts in this column reflect the aggregate of (a) $280,144, $154,091, and $102,626 and (b) $86,225, $50,144, and $35,704, to each of Ms. Perkins and Dr. Bloch and Mr. Tasker, respectively. As described in our Form DEF 14A for the 2019 fiscal year under the section entitled “Compensation Discussion and Analysis,” 50% of the value of the 2019 contingent cash compensation awards for executive officers was paid in cash and the remaining 50% in shares of Company common stock, except for a portion that was paid in cash to satisfy the applicable executive officer’s withholding tax obligation associated with these shares. The amounts listed in (a) to this footnote 3 represent 50% of the total dollar value of the contingent cash compensation awards, and the amounts listed in (b) to this footnote 3 represent the portion that was paid in cash to satisfy the applicable named executive officer’s withholding tax obligation associated with the shares granted under the contingent compensation program.

(4)	Amounts in this column represent the sum of (i) any life insurance premiums paid on behalf of the officer and (ii) the amount contributed to the officer’s 401(k) account as a matching contribution.
(5)	Ms. Perkins received the amounts listed above for service as our Chief Executive Officer for 2020 and 2019 and received no compensation for service as a director for all years reported.
(6)
The total in this column for 2019 represents the second installment of an economic replacement payment paid to Ms. Perkins, described in the section entitled “Compensation Discussion and Analysis—2017 Executive Compensation Decisions” of our Form DEF 14A for the 2017 fiscal year. In May 2017, a stock option award was not granted to Ms. Perkins due to a limitation in the 2010 Plan on the number of awards that may be granted to each participant in the 2010 Plan during each calendar year. Instead, the Compensation Committee determined in May 2017 to grant to Ms. Perkins a stock option to purchase 500,000 shares of the Company’s common stock, with the grant of such option approved by the Compensation Committee on January 8, 2018. Ms. Perkins earned an economic replacement cash payment on May 25, 2018 equal to 500,000 multiplied by $0.245, or the excess of the closing price of a share of common stock on January 8, 2018 ($1.985) over the closing price on May 25, 2017 ($1.74). The economic replacement payment was payable in two equal installments on May 25, 2018 and May 25, 2019, provided in each case that Ms. Perkins continued to be employed by the Company on each such date.

Outstanding Equity Awards at Fiscal Year-End Table
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)
Adelene Q. Perkins	83,620	—	5.94	1/6/2021
	191,750	—	7.93	1/6/2022
	153,835	—	36.85	1/4/2023
	85,500	—	12.91	1/10/2024
	250,000	—	15.74	1/14/2025
	185,000	—	6.71	1/6/2026
	1,000,000	—	1.46	1/6/2027
	180,000	—	2.23	1/2/2028
	500,000	—	1.99	1/8/2028
	121,500	121,500(1)	1.24	1/04/2029
	121,000	121,000(1)	1.24	1/04/2029
	151,563	454,687(2)	1.25	1/10/2030
	10,104	474,896(3)	2.14	12/22/2030

Lawrence E. Bloch, M.D., J.D.	200,000	—	15.85	7/23/2022
	32,800	—	36.85	1/4/2023
	32,200	—	12.91	1/10/2024
	125,000	—	15.74	1/14/2025
	70,000	—	6.71	1/6/2026
	500,000	—	1.46	1/6/2027
	250,000	—	1.74	5/25/2027
	100,000	—	2.23	1/2/2028
	167,500	167,500(1)	1.24	1/04/2029
	50,000	50,000(1)	1.24	1/04/2029
	104,688	314,062(2)	1.25	1/10/2030
	6,979	328,021(3)	2.14	12/22/2030

Seth A. Tasker, J.D.	1,713	—	5.94	1/6/2021
	2,240	—	7.93	1/6/2022
	1,000	—	16.57	8/14/2022
	4,730	—	36.85	1/4/2023
	2,000	—	45.24	3/6/2023
	6,711	—	12.91	1/10/2024
	10,000	—	11.24	8/25/2024
	8,214	—	15.74	1/14/2025
	5,300	—	16.53	3/19/2025
	11,938	—	6.71	1/6/2026
	250,000	—	1.46	1/6/2027
	150,000	—	1.74	5/25/2027
	65,000	—	2.23	1/2/2028
	70,000	70,000(1)	1.24	1/4/2029
	103,125	309,375(2)	1.25	1/10/2030
	5,208	244,792(3)	2.14	12/22/2030
(1)	Vests in equal monthly installments on the last day of each month through January 31, 2023.
(2)	Vests in equal monthly installments on the last day of each month through January 31, 2024.
(3)	Vests in equal monthly installments on the last day of each month through December 31, 2024.

Narrative Disclosures
The narrative disclosures required under Item 402(o) of Regulation S-K, related to the Summary Compensation Table, and Item 402(q) of Regulation S-K, related to retirement benefits and plan providing for payment upon resignation or retirement, are contained above within the footnotes to the Summary Compensation Table under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis.”
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2020:
	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	12,664,664	$3.51	2,120,732(1)
Equity compensation plans not approved by security holders	—	—	—
Total	12,664,664	$3.51	2,120,732
(1)
Consists of (i) 2,084,050 shares of our common stock available for future issuance under our 2019 Plan and (ii) 36,682 shares of our common stock available for future issuance under our employee stock purchase plan.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, which added Section 14A of the Exchange Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, a resolution on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our stockholders to provide an advisory vote on the compensation of our named executive officers for the year ended December 31, 2020, as such compensation is described in the section entitled “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 24.
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Our program rewards strong performance and provides near-term and long-term incentives that are aligned with stockholder value creation. Awards under our contingent cash compensation program are formulaically tied to the achievement of corporate goals, and we use stock options and restricted stock awards as a compensation vehicle in order to preserve our cash resources and link compensation with stockholder return. Our board believes that this link between compensation and the achievement of both annual and long-term objectives has helped drive our performance over time and does not encourage excessive risk-taking by our executive leadership team. In addition, consistent with our culture of citizen-ownership, each element of our compensation program is broadly available across our Company, and our executive officers do not receive any material perquisites or other personal benefits.
In 2017, our stockholders voted in support of our proposal to hold an advisory vote on the compensation of our named executive officers each year. Accordingly, the next opportunity after our 2021 Annual Meeting to vote on this matter will be during our 2022 annual meeting of stockholders. As such, our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the stockholders of Infinity Pharmaceuticals, Inc. (“Infinity”) approve, on an advisory (non-binding) basis, the compensation paid to Infinity’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the Summary Compensation Table, and the related compensation tables, notes and narrative disclosure contained in this proxy statement.
As an advisory vote, the result of this proposal is not binding on us, our board, or our Compensation Committee. The outcome of this advisory vote does not overrule any decision by us or our board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or our board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or our board of directors (or any committee thereof). However, our Compensation Committee and board of directors value the opinions to be expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Our board of directors recommends that you vote “FOR” approval of the compensation paid to the
Company’s named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative disclosure set forth in this proxy statement.

PROPOSAL 3—APPROVAL OF AMENDMENT TO 2013 EMPLOYEE STOCK PURCHASE PLAN
Our 2013 Employee Stock Purchase Plan, or ESPP, was approved by our board of directors on March 6, 2013 and approved by our stockholders on June 11, 2013. On June 11, 2013, our board of directors adopted Amendment No. 1 to the ESPP to allow participants to increase the rate of their payroll deductions during an offering period. On March 19, 2015, our board of directors adopted, and stockholders subsequently approved, Amendment No. 2 to our ESPP increasing the number of shares of our common stock available for issuance under the ESPP by an additional 150,000 shares to 400,000 shares. On March 12, 2019 our board of directors adopted, and stockholders subsequently approved, Amendment No. 3 to the ESPP, which increased the number of shares of our common stock that may be issued under the ESPP by an additional 200,000 shares to 600,000 shares. On March 24, 2021 our board of directors adopted, subject to stockholder approval, Amendment No. 4 to the ESPP, which would increase the number of shares of our common stock that may be issued under the ESPP by an additional 550,000 shares to 1,150,000 shares. A copy of the ESPP, as amended, and the proposed Amendment No. 4 are attached to this proxy statement as Appendix A.
The ESPP is intended to benefit us and our stockholders by attracting, retaining and motivating talented citizen-owners, which we believe to be critical for the success of our Company. We believe that the ability to participate in our ESPP is an attractive feature for current and potential citizen-owners by affording them the opportunity to share in the growth and success of our Company. Following an analysis of our current operating plans, our Compensation Committee determined that the number of shares currently available to us for issuance under the ESPP will be insufficient to satisfy our future needs and recommended to our board of directors the adoption of Amendment No. 4 to the ESPP.
Accordingly, our board of directors believes approval of Amendment No. 4 to the ESPP is in our best interests and the best interests of our stockholders and recommends a vote “FOR” the approval of Amendment No. 4 to our ESPP.
Description of the ESPP
The following is a brief summary of the ESPP, as amended. The following description is only a summary of the material terms of the ESPP, and is qualified in its entirety by reference to the ESPP, a copy of which is attached to this proxy statement as Appendix A.
Eligibility
All employees of the Company and any subsidiary of the Company designated by our board of directors or compensation committee are eligible to participate in the ESPP, provided that they are customarily employed for more than 30 hours a week, and they are employees on the first day of the offering period. In addition, no employee can be granted an option under the ESPP that would result in the employee owning common stock and/or options to purchase common stock representing 5% or more of the total combined voting power or value of all classes of our outstanding capital stock. As of April 10, 2021, 23 employees were eligible to participate in the ESPP, including our named executive officers.
Plan Operation
The ESPP permits eligible employees to purchase shares of our common stock at a discount through accumulated payroll deductions. Eligible employees may elect to participate by completing a subscription agreement, timely filing it with our payroll office and authorizing after-tax payroll deductions from their pay. Participants can elect to contribute up to 10% of their compensation (as defined in the ESPP) received on each pay day during the offering period. The ESPP will be implemented by consecutive, overlapping 24-month offering periods, each consisting of four six-month purchase periods. On the first day of each offering period, which shall be the first day on which national stock exchanges and the Nasdaq System (as defined in the ESPP) are open for trading on or after June 15 and December 15 of each year and which we refer to as the enrollment date, each employee who is enrolled in the ESPP will automatically receive an option to purchase up to a whole number of shares of our common stock, which we refer to as the option shares, determined by dividing $50,000 by the fair market value of a share of common stock on the enrollment date. However, no eligible employee may be granted an option under the ESPP to the extent that the employee’s rights to purchase shares under the ESPP accrue at a rate that exceeds $25,000 in fair market value (based on the value of the stock on the enrollment date) of common stock in any given calendar year in which such option is outstanding at any time. The option will become exercisable as to 25% of the option shares on the last day of each purchase period. Unless a participant withdraws from the ESPP, the option will be exercised automatically on the last day of each purchase period, which we refer to as the exercise date, as to the largest whole number of shares that are exercisable and can be purchased with the deductions accumulated as of the last day of the purchase period. An option shall expire on the last day of the applicable offering period. The purchase price of each of the shares purchased in a given purchase period will be 85% of the closing price of a share of our common stock on the enrollment date or the exercise date, whichever is lower. If the total number of shares of common stock with respect to which options are to be exercised exceeds the number of shares remaining available for issuance under the ESPP, we will only issue to participants in that offering that number of shares remaining available for issuance, on a pro-rata basis.
To the extent permitted by any applicable laws, regulations, or rules of the established stock exchange, national market system, or over-the-counter market on which the common stock trades, if the fair market value of the common stock on the enrollment date of the next offering period is lower than the fair market value of the common stock on the enrollment date of any current offering period, then all participants in such current offering period shall be automatically withdrawn from such offering period immediately after the exercise of their option on the exercise date and shall be automatically re-enrolled in the next offering period as of the first day thereof.
All payroll deductions received or held by the Company under the ESPP may be used by us for any corporate purpose, and we will not be obligated to segregate such payroll deductions. No interest will accrue on the payroll deductions, and an employee participating in the ESPP may not make any additional payments into the account. Participants may purchase common stock under the ESPP only through payroll deductions. A participant’s payroll deduction elections remain in effect for successive offering periods unless increased, decreased or terminated by the participant. A participant may increase or decrease the rate of his or her payroll deductions during an offering period by filing a new agreement with our payroll office authorizing a change in payroll deduction rate although our board of directors may, in its discretion, limit the number of participation rate changes during any offering period. In addition, a participant may elect to discontinue his or her payroll deductions during an offering period but not elect to withdraw his or her funds. In such cases, funds deducted prior to his or her election to discontinue shall be applied to the purchase of common stock on the last day of the purchase period in which the funds were deducted.
A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the ESPP at any time by giving written notice to us. All of the participant’s payroll deductions credited to his or her account will be paid to the participant promptly after receipt of notice and withdrawal and such participant’s option for the offering period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such offering period. If a participant withdraws from an offering period, payroll deductions will not resume at the beginning of the succeeding offering period unless the participant delivers a new subscription agreement. A participant’s withdrawal from an offering period will not have any effect upon his or her eligibility to participate in succeeding offering periods or in any other similar plan which the Company may adopt. If a participant ceases to be an employee for any reason, he or she shall be deemed to have elected to withdraw from the ESPP and the payroll deductions credited to his or her account during the offering period but not yet used to exercise the option will be returned to such participant. If, prior to the last day of the offering period, the Designated Subsidiary by which the participant is employed ceases to be a subsidiary of the Company, or if the participant is transferred to a subsidiary that is not a designated subsidiary, the participant shall be deemed to have terminated employment for purposes of the ESPP.
We are required to make equitable adjustments to the number and class of securities available under the ESPP, the share limitations under the ESPP and the purchase price for an offering period under the ESPP to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or events or any dividends or distributions to holders of our common stock other than ordinary cash dividends.
In connection with a merger or other Reorganization Event (as defined in the ESPP), our board of directors may take any one or more of the following actions as to outstanding options under the ESPP on such terms as our board determines:
•	provide that options shall be assumed, or substantially equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•
upon written notice to employees, provide that all outstanding options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by our board in such notice, which date shall not be less than 10 days preceding the effective date of the Reorganization Event;

•
upon written notice to participants, provide that all outstanding options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date;

•
in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, change the last day of the offering period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each participant equal to (1) the cash payment for each share surrendered in the Reorganization Event times the number of shares of our common stock that the participant’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the applicable purchase price, where the acquisition price is treated as the fair market value of our common stock on the last day of the applicable offering period for purposes of determining the purchase price and where the number of shares that could be purchased is subject to the applicable limitations under the ESPP, minus (2) the result of multiplying such number of shares by the purchase price; and/or

•	provide that, in connection with our liquidation or dissolution, options shall convert into the right to receive liquidation proceeds (net of the purchase price thereof).
Administration
The ESPP shall be administered by our board of directors or a committee of members of our board. Our board of directors has authority to construe, interpret and apply the terms of the ESPP, to determine eligibility and to adjudicate all disputed claims filed under the ESPP, and its interpretation and decisions with regard thereto shall be final and conclusive.
The board of directors has the ability to change the duration of offering periods and purchase periods (including the commencement dates thereof) with respect to future offerings without stockholder approval. Our board of directors may terminate or amend the ESPP at any time and for any reason. No such termination can affect options previously granted, except that an offering period may be terminated by our board on any exercise date if our board determines that the termination of the ESPP is in the best interests of the Company and its stockholders. Upon termination of the ESPP all amounts in the accounts of participants shall be promptly refunded. We are required to obtain stockholder approval of any amendment to the ESPP in the manner and to the degree required by Section 423 of the Code.
Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, our board shall be entitled to change the offering periods and purchase periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation and establish such other limitations or procedures as our board determines in its sole discretion advisable which are consistent with the ESPP.

To comply with the laws of a foreign jurisdiction, we may grant options to employees who are citizens or residents of foreign jurisdictions with terms that are less favorable (but not more favorable) than the terms of options granted under the ESPP to employees who are resident in the United States. We may exclude employees who are citizens or residents of a foreign jurisdiction from eligibility under the ESPP if the grant of an option under the ESPP to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code. Our board of directors may from time to time establish one or more sub-plans under the ESPP with respect to one or more designated subsidiaries, provided that such sub-plan complies with Section 423 of the Code.
Plan Benefits
Participation in the ESPP is discretionary. The benefits received by any participant under the plan are dependent upon the participant’s decision to participate in the ESPP, the amount that the participant decides to contribute to the ESPP and the fair market value of the Company’s common stock on the Exercise Date. As a result, it is not possible to determine the benefits that will be received under the ESPP by the Company’s executive officers, employee directors and other employees. Non-employee directors are not eligible to participate in the ESPP.
The table below sets forth information with regard to the actual participation in the ESPP (without taking into consideration the amendment) by the citizen-owners and groups listed below during the Company’s fiscal year ended December 31, 2020:
Name and Principal Position	Dollar Value ($)(1)	Total Number of Shares Purchased
Adelene Q. Perkins Chief Executive Officer	19,284	24,164

Lawrence E. Bloch, M.D., J.D. President	10,624	13,296

Seth Tasker, J.D. Chief Business Officer	3,849	4,824

All current executive officers as a group (3 persons)	33,757	42,284
All current directors, not including executive officers, as a group (5 persons)	—	—
All other eligible employees, including all current officers who are not executive officers, as a group (13 persons)	39,430	49,412
(1)	Based on the number of shares purchased multiplied by the closing price of the Company’s common stock on The Nasdaq Global Select Market on the applicable Exercise Date.
The closing price of our common stock as of April 15, 2021 was $3.08.
From the date the ESPP was adopted through December 31, 2020, the Company has issued the following number of shares of common stock to the individuals and groups listed below under the plan: Adelene Q. Perkins, Chief Executive Officer and Chair of the Board, 73,161 shares; Lawrence E. Bloch, President, 59,274 shares; Seth Tasker, Chief Business Officer, 17,295 shares; all current executive officers as a group, 149,730 shares; all current directors, not including executive officers, as a group, no shares; and all employees, including all current officers who are not executive officers, as a group, 413,588 shares.
Federal Income Tax Consequences
The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of common stock acquired under the ESPP. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that the ESPP complies with Section 423 of the Code. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants
A participant will not have income upon enrolling in the ESPP or upon purchasing stock at the end of a purchase period. A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the ESPP. The amount of each type of income and loss will depend on when the participant sells the stock. If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date on which the participant purchased the stock at a profit (i.e., the sales proceeds exceed the purchase price), the participant will have compensation income equal to the lesser of:
•	15% of the value of the stock on the day the offering commenced; or
•	the participant’s profit.
Any profit in excess of compensation income will be long-term capital gain. If the participant sells the stock at a loss (i.e., if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.
If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and short-term if held one year or less.
Tax Consequences to the Company
There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant recognizes compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Although stockholder approval of the appointment of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved by our stockholders at the 2021 Annual Meeting, our Audit Committee will reconsider its appointment of Ernst & Young LLP.
Representatives of Ernst & Young LLP are expected to virtually attend the 2021 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.
Our board of directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year.
OTHER MATTERS
Our board of directors is not aware of any other matters that are likely to be brought before the 2021 virtual Annual Meeting. If other matters are properly brought before the 2021 Annual Meeting, to be held virtually, including a proposal to adjourn the meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.
We hope that you will virtually attend the Annual Meeting. Whether or not you plan to attend virtually, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated.

Appendix A
INFINITY PHARMACEUTICALS, INC.

2013 EMPLOYEE STOCK PURCHASE PLAN
The following constitute the provisions of the 2013 Employee Stock Purchase Plan of Infinity Pharmaceuticals, Inc.
1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
2. Definitions.
(a) “Acquisition Price” shall have the meaning given such term in Section 18(b)(2) of the Plan.
(b) “Board” shall mean the Board of Directors of the Company.
(c) “Citizen-Owner” shall mean any individual who is an employee of the Company for tax purposes whose customary employment with the Company is at least thirty (30) hours per week.
(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(e) “Committee” shall have the meaning given such term in Section 13 of the Plan.
(f) “Common Stock” shall mean the Common Stock, par value $0.001, of the Company.
(g) “Company” shall mean Infinity Pharmaceuticals, Inc. and any Designated Subsidiary of the Company.
(h) “Compensation” shall mean the amount of money reportable on the Citizen-Owner’s Federal Income Tax Withholding Statement, excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the Citizen-Owner’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board.
(i) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
(j) “Enrollment Date” shall mean the first day of each Offering Period.
(k) “Exercise Date” shall mean the last day of each Purchase Period.
(l) “Fair Market Value” shall mean, as of any date, (a) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Board. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the next preceding day on which sales were made.
(m) “Offering Period” shall mean the period of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after July 1 and January 1 of each year and terminating on the last Trading Day in the period ending twenty-four (24) months later. The duration and timing of an Offering Period may be changed pursuant to Section 4 of this Plan.
(n) “Option Shares” shall have the meaning given such term in Section 7 of the Plan.
(o) “Participant” shall have the meaning given such term in Section 5(a) of the Plan.
(p) “Plan” shall mean this 2013 Employee Stock Purchase Plan.

(q) “Purchase Period” shall mean the period commencing the day after an Exercise Date and ending on the Trading Day closest to the day that is six (6) months after the preceding Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the Trading Day that is six (6) months after the Enrollment Date. The duration and timing of Purchase Periods may be changed pursuant to Section 4 of the Plan.
(r) “Purchase Price” shall mean, unless the Board determines otherwise, an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.
(s) “Reorganization Event” shall have the meaning given such term in Section 18(b)(1) of the Plan.
(t) “Subsidiary” shall mean any present or future subsidiary corporation as defined in Section 424(f) of the Code.
(u) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.
3. Eligibility.
(a) Any Citizen-Owner who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan; provided, however, that a Citizen- Owner may not participate in more than one Offering Period at the same time.
(b) Any provisions of the Plan to the contrary notwithstanding, no Citizen- Owner shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Citizen-Owner (or any other person whose stock would be attributed to such Citizen-Owner pursuant to Section 424(d) of the Code) would own capital stock of the Company or of any Subsidiary and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. In the event that a Citizen-Owner may not be granted an option under the Plan because of the foregoing restrictions, the Citizen-Owner shall be granted an option to purchase the maximum number of shares that would not violate the foregoing restrictions.
4. Offering Periods. The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after July 1 and January 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods and Purchase Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval.
5. Participation.
(a) An eligible Citizen-Owner may become a participant in the Plan (a “Participant”) by completing a subscription agreement authorizing payroll deductions in the form designated by the Company from time to time and filing it on or prior to the applicable Enrollment Date with the Company’s payroll office or such other office as the Company may direct.
(b) Payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.
6. Payroll Deductions.
(a) At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period. Such payroll deductions shall be in whole percentages only.

(b) All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account.
(c) A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease the rate of his or her payroll deductions during the Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in payroll deduction rate shall be effective with the first full payroll period following ten (10) business days after the Company’s receipt of the new subscription agreement. A Participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(d) At the time the option (as described in Section 7) is exercised, in whole or in part, or at the time any of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or other disposition of Common Stock by the Citizen-Owner.
7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Citizen-Owner participating in such Offering Period shall be granted an option to purchase (at the applicable Purchase Price) up to a whole number of shares of the Common Stock the (“Option Shares”) determined by dividing $50,000 by the Fair Market Value of a share of Common Stock on the Enrollment Date (subject to any adjustment pursuant to Section 18), and provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. The option shall be exercisable as to 25% of the Option Shares on each Exercise Date during the Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the Citizen-Owner has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.
8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on each Exercise Date during the Offering Period, and a number of full shares not exceeding the number of shares as to which such Participant’s option is exercisable on such Exercise Date shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased. Any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share of Common Stock shall be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Any other monies left over in a Participant’s account after the Exercise Date shall be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
9. Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each Participant or to his or her designee, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing certificates.
10. Withdrawal; Termination of Employment.
(a) A Participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form designated by the Company. All of the Participant’s payroll deductions credited to his or her account shall be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new subscription agreement.

(b) Upon a Participant’s ceasing to be a Citizen-Owner, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such Participant’s option shall be automatically terminated. If, prior to the last day of the Offering Period, the Designated Subsidiary by which the Citizen-Owner is employed shall cease to be a Subsidiary of the Company, or if the Citizen-Owner is transferred to a Subsidiary of the Company that is not a Designated Subsidiary, the Citizen-Owner shall be deemed to have terminated employment for purposes of this Plan.
(c) A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods.
11. Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.
12. Stock.
(a) The maximum number of shares of the Common Stock which shall be made available for sale under the Plan shall be 250,000 shares, subject to adjustment as provided in Section 18(a) hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
(b) The Participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised and then only with respect to the Option Shares actually purchased for the account of the Participant.
(c) Shares to be delivered to a Participant under the Plan shall be registered pursuant to instructions (whether written, electronic, or otherwise, but in any case as specified by the Company) provided to the Company by the Participant in the name of the Participant or in the name of the Participant and his or her spouse.
13. Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board (a “Committee”). The Board or its Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its Committee shall, to the full extent permitted by law, be final and binding upon all parties. Any reference to the authority of the Committee to act under this Plan shall be contingent upon the Board having delegated such authority to the Committee. All references to the Board contained herein shall also refer to its Committee, as applicable.
14. Designation of Beneficiary.
(a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
(b) Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
17. Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
18. Adjustments Upon Changes in Capitalization; Reorganization Events.
(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Sections 3 and 7, and (iii) the Purchase Price shall be equitably adjusted to the extent determined by the Board.
(b) Reorganization Events.
(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.
(2) Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to outstanding options on such terms as the Board determines: (i) provide that options shall be assumed, or substantially equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to Citizen-Owners, provide that all outstanding options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Board in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to Citizen-Owners, provide that all outstanding options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating Citizen-Owners on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Offering Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each Citizen-Owner equal to (A) (i) the Acquisition Price times (ii) the number of shares of Common Stock that the Citizen-Owner’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Purchase Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Period for purposes of determining the Purchase Price under Section 2(r) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Sections 3 and 7, minus (B) the result of multiplying such number of shares by such Purchase Price, (v) provide that, in connection with a liquidation or dissolution of the Company, options shall convert into the right to receive liquidation proceeds (net of the Purchase Price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an option shall be considered assumed if, following consummation of the Reorganization Event, the replacement option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
19. Amendment or Termination.
(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.
(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation and establish such other limitations or procedures as the Board determines in its sole discretion advisable which are consistent with the Plan.
20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
22. Effective Date. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company, which approval must be obtained within 12 months of the date the Plan is adopted by the Board.

23. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or rules of the established stock exchange, national market system, or over-the-counter market on which the Common Stock trades, if the Fair Market Value of the Common Stock on the Enrollment Date of the next Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of any current Offering Period, then all Participants in such current Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on the Exercise Date and shall be automatically re-enrolled in the next Offering Period as of the first day thereof.
24. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on an established stock exchange or quotation on a national market system or an over the counter market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance, or sale of such stock.
25. Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.
26. Source of Shares. Shares may be issued upon exercise of an option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.
27. Notification Upon Sale of Shares. Each Citizen-Owner agrees, by participating in the Plan, to promptly give notice to the Company of any disposition of shares purchased under the Plan where such disposition occurs within two years after the Enrollment Date with respect to the option pursuant to which such shares were purchased or within one year of the date of exercise of such option pursuant to which such shares were purchased.
28. Grants to Employees in Foreign Jurisdictions. The Company may, to comply with the laws of a foreign jurisdiction, grant options to Citizen-Owners of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of options granted under the Plan to Citizen-Owners of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of this Plan, Citizen-Owners of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which Citizen-Owners are excluded from participation or granted less favorable options.
29. Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.
Adopted by the Board of Directors on March 6, 2013

Approved by the stockholders on June 11, 2013

AMENDMENT NO. 1 TO
2013 EMPLOYEE STOCK PURCHASE PLAN
OF
INFINITY PHARMACEUTICALS, INC.
The 2013 Employee Stock Purchase Plan (the “Plan”) of Infinity Pharmaceuticals, Inc. is hereby amended as follows:
1. Section 6(c) of the Plan is hereby deleted and new Section 6(c) is inserted in lieu thereof which shall read as follows:
“(c) A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in payroll deduction rate shall be effective with the first full payroll period following ten (10) business days after the Company’s receipt of the new subscription agreement. A Participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.”
Except as set forth above, the remainder of the Plan remains in full force and effect.
Adopted by the Board of Directors on June 11, 2013

AMENDMENT NO. 2 TO
2013 EMPLOYEE STOCK PURCHASE PLAN
OF
INFINITY PHARMACEUTICALS, INC.
The 2013 Employee Stock Purchase Plan (the “Plan”) of Infinity Pharmaceuticals, Inc. is hereby amended as follows:
1. Section 12(a) of the Plan is hereby deleted and a new Section 12(a) is inserted in lieu thereof which shall read as follows:
“(a) The maximum number of shares of the Common Stock which shall be made available for sale under the Plan shall be 400,000 shares, subject to adjustment as provided in Section 18(a) hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.”
Except as set forth above, the remainder of the Plan remains in full force and effect.
Adopted by the Board of Directors on March 19, 2015
Approved by the Stockholders on June 15, 2015

AMENDMENT NO. 3 TO
2013 EMPLOYEE STOCK PURCHASE PLAN
OF
INFINITY PHARMACEUTICALS, INC.
The 2013 Employee Stock Purchase Plan (the “Plan”) of Infinity Pharmaceuticals, Inc. is hereby amended as follows:
1. Section 12(a) of the Plan is hereby deleted and a new Section 12(a) is inserted in lieu thereof which shall read as follows:
“(a) The maximum number of shares of the Common Stock which shall be made available for sale under the Plan shall be 600,000 shares, subject to adjustment as provided in Section 18(a) hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.”
Except as set forth above, the remainder of the Plan remains in full force and effect.
Adopted by the Board of Directors on March 12, 2019
Approved by the Stockholders on June 13, 2019

AMENDMENT NO. 4 TO
2013 EMPLOYEE STOCK PURCHASE PLAN
OF
INFINITY PHARMACEUTICALS, INC.
The 2013 Employee Stock Purchase Plan (the “Plan”) of Infinity Pharmaceuticals, Inc. is hereby amended as follows:
1. Section 12(a) of the Plan is hereby deleted and a new Section 12(a) is inserted in lieu thereof which shall read as follows:
“(a) The maximum number of shares of the Common Stock which shall be made available for sale under the Plan shall be 1,150,000 shares, subject to adjustment as provided in Section 18(a) hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.”
Except as set forth above, the remainder of the Plan remains in full force and effect.
Adopted by the Board of Directors on 24 March 2021
[Approved by the Stockholders on   ]

Infinity PHARMACEUTICALS

INFINITY PHARMACEUTICALS, INC.
C/O AMERICAN STOCK TRANSFER
6201 15TH AVE.
BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com
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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/09/2021 for shares held directly and by 11:59 P.M. ET on 06/07/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Samuel Agresta	☐	☐	☐
1b. David Beier	☐	☐	☐
1c. Anthony B. Evnin	☐	☐	☐
1d. Richard Gaynor	☐	☐	☐
1e. Adelene Q. Perkins	☐	☐	☐
1f. Norman C. Selby	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	**Against**	**Abstain**
2 To approve on an advisory basis the compensation of our named executive officers.	☐	☐	☐
3 To approve an amendment to the 2013 Employee Stock Purchase Plan to reserve an additional 550,000 shares of common stock for future issuance thereunder.	☐	☐	☐
4 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year.	☐	☐	☐

Please sign exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000512336_1 R1.0.0.177

Infinity PHARMACEUTICALS™

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:
The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
INFINITY PHARMACEUTICALS, INC.
VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
JUNE 10, 2021

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Adelene Q. Perkins, Lawrence E. Bloch, and Seth A. Tasker or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2021 Virtual Annual Meeting of Stockholders of Infinity Pharmaceuticals, Inc. (the "Annual Meeting") and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. **IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3, and 4.**

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

UNLESS SUBMITTING A PROXY FOR THESE SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

0000512336_2 R1.0.0.177

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE